EXECUTION COPY
Exhibit 10.6
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
Limited Liability Company Agreement
of
Regulus Therapeutics LLC

a Delaware Limited Liability Company

Dated as of September 6, 2007

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		Page
13.18	Waiver of Partition	51
13.19	Delaware Limited Liability Company Act Prevails	51
13.20	Specific Performance	51
Schedules and Exhibits

Schedule 1	-	Definitions
Schedule 2	-	Representations and Warranties
Schedule 3.1	-	Names and Addresses, Initial Percentage Interests and Capital Account Balances
Schedule 4.5	-	Form of Consulting Agreement
Schedule 4.6	-	Initial Directors of the Managing Board
Schedule 5.3	-	Initial SAB Members and Chairperson
Schedule 12.4	-	Press Release
Exhibit A	-	Initial Approved Operating Plan

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Limited Liability Company Agreement
of
Regulus Therapeutics LLC
     This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Regulus Therapeutics LLC, a Delaware limited liability company (the “Company”), is entered into as of September 6, 2007 (the “Effective Date”) by and among the Company, Alnylam Pharmaceuticals, Inc., a Delaware corporation (“Alnylam”), and Isis Pharmaceuticals, Inc., a Delaware corporation (“Isis,” and together with Alnylam, the “Members”).
W I T N E S S E T H:
     WHEREAS, the Members desire to form a joint venture to discover, develop manufacture and commercialize miRNA Therapeutics (the “Joint Venture”);
     WHEREAS, in connection therewith and on the Effective Date, the Members and the Company are entering into the following agreements, in each case as more particularly and more fully set forth therein: (a) the License Agreement; and (b) the Services Agreement;
     WHEREAS, a Certificate of Formation for the Company, a limited liability company organized under the laws of the State of Delaware, was filed with the Delaware Secretary of State on September 5, 2007 (the “Certificate”); and
     WHEREAS, the Members desire to enter into this Agreement to provide for their respective rights, powers, duties and obligations as Members, as well as for the management, operations and activities of the Company going forward;
     NOW, THEREFORE, the Members by this Agreement set forth the limited liability company agreement for the Company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq. – as amended from time to time, the “Act”), upon the following terms and conditions:
ARTICLE 1
Definitions; Representations and Warranties
     Except as otherwise defined throughout this Agreement, as used herein the capitalized terms appearing in Schedule 1 will have the meanings set forth therein. Each Member represents and warrants to the other Member and the Company that the statements set forth in Schedule 2 with respect to such Member are true and correct as of the Effective Date.

ARTICLE 2
Organization and Description
     2.1 Name.
     The name of the Company will be “Regulus Therapeutics LLC.” The Company may from time to time do business under any other name under which it is qualified to do business. The business of the Company will be conducted in compliance with all applicable laws.
     2.2 Term.
     The term of the Company commenced on the date of the filing of the Certificate in the office of the Secretary of State of the State of Delaware and will continue until dissolved in accordance with Article 10.
     2.3 Registered Office and Statutory Agent.
     The registered office and statutory agent in Delaware required by the Act will be as set forth in the Certificate until such time as the registered office or statutory agent is changed in accordance with the Act.
     2.4 Principal Executive Office.
     The principal executive office for the transaction of the Company’s business initially will be 1896 Rutherford Road, Carlsbad, California 92008. At any time, the Managing Board may change its location within the United States of America, whether within or without the State of Delaware.
     2.5 Business.
     The Company’s business (the “Business”) will be to (a) discover, develop, manufacture and commercialize miRNA Therapeutics and undertake all activities necessary or incidental thereto, and (b) subject to approval of the Managing Board, to conduct and carry on any other lawful business, purpose or activity which is permitted to be carried on by a limited liability company under the Act.
     2.6 Qualification in Other Jurisdictions.
     The Company will execute, deliver and file any certificates (and any amendments or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company conducts business and in which such qualification or registration is required by law or deemed advisable by the Managing Board.
     2.7 Filings, Reports and Formalities.
     The Company will make all filings and submit all reports required to be filed or submitted under the Act with respect to the Company. Throughout the term of the Company, the

Company will comply with all requirements necessary to maintain the limited liability status of the Company and the limited liability status of the Members under the laws of the State of Delaware and of each other jurisdiction in which the Company does business.
     2.8 Limited Liability.
     Except as otherwise required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, will be solely the debts, obligations and liabilities of the Company, and no Member, Director or Officer of the Company will be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member, director, manager or officer of the Company.
ARTICLE 3
Members; Voting Rights; Meetings; Withdrawal
     3.1 Members.
     Each Person who is or becomes a Member will be and remain a member of the Company until such Person ceases to be a member in accordance with the provisions of the Act, the Certificate or this Agreement. The names and addresses of the Members, and their respective Percentage Interests and Capital Accounts as of the Effective Date, are set forth on Schedule 3.1 hereto, as the same may be amended (or, with respect to the addresses of Members, noticed under Section 13.9) or adjusted from time to time pursuant to this Agreement.
     3.2 Powers of Members.
     Except as otherwise provided herein and in the Ancillary Agreements, no Member will have any power to transact any business in the Company’s name nor have the power to sign documents, act for or on behalf of or otherwise bind the Company. Subject to the provisions of this Agreement and unless otherwise required by the Act or the Certificate, the Members hereby delegate any and all such powers to the Managing Board to carry out the business affairs of the Company on the Members’ behalf.
     3.3 Member Voting Rights.
     The Members will have no voting rights except as to those matters which, pursuant to this Agreement, the Certificate or non-waivable provisions of the Act, require the authorization or approval of the Members. Any authorization or approval required pursuant to this Agreement, the Certificate or non-waivable provisions of the Act will be effected by the unanimous affirmative vote of the Members. Such vote may be by voice vote or by ballot.
     3.4 Meetings of Members.
     (a) Annual Meeting. The Members will convene at least one meeting every year during the fourth quarter of the Fiscal Year of the Company at the same location (or by the same remote communication) as the meeting of the Managing Board held during the fourth quarter of the same Fiscal Year pursuant to Section 4.2(b) and on the same day of such Managing Board meeting, or the immediately preceding or immediately following day.
     (b) Special Meetings. A special meeting of the Members may be called at any time by any Director or the President by written request to the Chairperson, who will consult with the Members to set a date approved by the Members (which approval will not be unreasonably withheld or delayed).
     (c) Notice and Minutes.
          (i) Written notice of all meetings of the Members will be given to each Member not less than five (5) nor more than thirty (30) days before the meeting. Such notices will state (A) the place, date and hour of the meeting and (B) those matters which, at the time of the mailing of the notice, are intended to be presented for action. Only Persons whose names are listed as Members on the records of the Company at the close of business on the Business Day immediately preceding the day on which notice of the meeting is given or, if such notice is waived, at the close of business on the Business Day immediately preceding the day on which the meeting of Members is held will be entitled to receive notice of and to vote at such meeting, and such day will be the record date for such meeting (except that the record date for Members entitled to give consent to action without a meeting will be determined in accordance with Section 3.5 hereof).
          (ii) The Members will appoint a representative to act as secretary for the meeting who will keep minutes of all proceedings of the meeting, which minutes will be distributed to each of the attending Members. The attending Members will consider the minutes for approval at or prior to the next meeting of the Members. The acting secretary will sign the final minutes of Member meetings and cause all such minutes and unanimous written consents of the Members executed pursuant to Section 3.5 hereof to be entered into a minute book maintained for such purpose.
     (d) Place of Meetings. Annual meetings of the Members will be held at a place determined in accordance with Section 3.4(a) hereof, and special meetings of the Members will be held at such place as may be designated by the Chairperson or, if not so designated, at the principal executive office of the Company.
     (e) Quorum. The presence at any meeting in person or by proxy of an authorized representative of both Alnylam and Isis will constitute a quorum for the transaction of business (without prejudice to the vote required for the approval of any particular action).
     (f) Waiver of Notice.
          (i) The actions of any meeting of Members, however called and noticed and wherever held, will be as valid as if taken at a meeting duly held after regular call and notice, if a quorum be present either in person or by proxy and, if notice has not been given in compliance with Section 3.4(c), each Member entitled to vote has waived notice pursuant to Section 3.4(f)(ii) or, either before or after the meeting, has signed a written waiver of notice or a written consent to a holding of the meeting, or a written approval of the minutes thereof. The waiver of notice, consent or approval need not specify either the business to be transacted or the purpose of any meeting. All such waivers, consents or approvals will be filed with the Company records and made a part of the minutes of the meeting.
          (ii) Attendance of a Member at a meeting, in person or by proxy, without protesting the lack of notice of such meeting at the beginning of such meeting, will constitute a waiver of notice by such Member, provided that such Member has been given an adequate opportunity at the meeting to protest such lack of notice.
     (g) Attendance by Telephone Conference, Etc. The Members may participate in a meeting of the Members by means of telephone conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and such participation will constitute presence in person at such meeting, subject to a Member’s right to protest lack of notice pursuant to Section 3.4(f)(ii) above.
     3.5 Action by Members Without a Meeting.
     (a) Any action that under any provision of the Act, the Certificate or this Agreement may be taken at a meeting of the Members may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is delivered to and signed by the Members necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted.
     (b) A telecopy, electronic mail, or other electronic transmission (each, an “electronic transmission”) consenting to an action to be taken and transmitted by a Member or the Member’s proxyholder will be deemed to be written, signed and dated for purposes of this Section 3.5, provided that any such electronic transmission sets forth or is delivered with information from which the Company can determine (A) that the electronic transmission was transmitted by such Member or proxyholder, and (B) the date on which such Member or proxyholder transmitted such electronic transmission. The date on which such electronic transmission was transmitted will be deemed to be the date on which such consent was signed. No consent in the form of an electronic transmission will be deemed to have been delivered until its receipt by the Company at its principal executive office.
     (c) Unless a record date has been fixed for the determination of Members entitled to notice of and to give such written consent, the record date for such determination will be the day on which the first written consent is given. Any Member giving a written consent, or the Member’s proxyholder, may revoke the consent by a writing (including electronic transmission) received by the Company prior to the time that written consents of the Members required to authorize the proposed action have been filed with the Company, but may not do so thereafter. Such revocation is effective upon its receipt by the Company.
     3.6 Corporate Opportunities.
     (a) Except as otherwise set forth in any Ancillary Agreement, no Director or Member or its Affiliates will be prohibited from engaging in, or carrying on, any business or activity that is similar to or in competition with another Member or the Company or any of their respective Affiliates. Except as otherwise set forth in any Ancillary Agreement, (i) neither the Company nor any other Member will have any right in or to any such businesses or activities or the income or profits derived therefrom as a result of entering into this Agreement, and (ii) no Director, Officer or Member or its Affiliates will have any obligation to present, or disclose the existence of, any such activities or businesses or the opportunity to participate in any of them to the Company, any of its subsidiaries or to any other Member or any other Member’s Affiliates, except as such information may be required to satisfy reporting obligations under law, including without limitation, the rules and regulations of the SEC. Notwithstanding the foregoing, the Parties acknowledge that the disclosure of such information may be required in connection with obtaining and maintaining appropriate directors’ and officers’ insurance.
     (b) Except as otherwise set forth in any Ancillary Agreement, in the event that a Member or Director acquires knowledge of a potential transaction or matter that may be a corporate opportunity for a Member and the Company, such Member or Director will have no duty to communicate or present such corporate opportunity to the Company, and the Company hereby renounces any interest or expectancy it may have in such corporate opportunity, with the result that such Member or Director will not be liable to the Company or the other Members for breach of any fiduciary duty, including for breach of any fiduciary duty as a Member or Director of the Company by reason of the fact that such Member or Director pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another Person, or does not present such corporate opportunity to the Company.
     3.7 No Priority, Etc.
     Except as otherwise provided herein, no Member will have priority over any other Member either as to the return of the amount of its Capital Contribution to the Company, as to any distribution by the Company, or as to any other economic or other right comprising part of Membership Interests.
     3.8 No Withdrawal.
     No Member may withdraw or resign from the Company.
     3.9 Additional Members.
     No additional Persons may be admitted as Members, unless admitted pursuant to and in accordance with Article 8 or Section 4.3, as applicable.
ARTICLE 4
Management
     4.1 Managing Board of Directors.
     The Members will establish a Managing Board of Directors of the Company (“Managing Board”) as of the Effective Date.
     (a) Directors. The Managing Board will consist of up to [**] directors (each, a “Director”). Alnylam will have the right to designate [**] Directors who need not be Independent Directors (the “Alnylam Directors”) and [**] Director who must be an

Independent Director. Isis will have the right to designate [**] Directors who need not be Independent Directors (the “Isis Directors”) and [**] Director who must be an Independent Director. The President of the Company will, at all times while in office, be a Director. Other than the President, each Director will serve at the pleasure of the designating Member until such Director’s removal by the designating Member or such Director’s resignation. If there is a vacancy on the Managing Board, the vacancy will be filled by the Member, if any, who initially designated the Director. Any Member may remove, at any time and for any reason, any or all of the Directors designated by such Member and, subject to the Independent Director requirements, designate in lieu thereof any individual(s) to serve the remainder of the relevant term.
     (b) Chairperson. The Chairperson of the Managing Board (“Chairperson”) will be the President, unless otherwise designated from among the Directors by the Directors.
     (c) Observers. The right to attend all or particular meetings of the Managing Board (“Observer Rights”) may be granted to any Person designated by a Member upon the approval of the other Member (such approval not to be unreasonably withheld or delayed); provided, however, that any Person granted Observer Rights, and/or any representative of such Person attending meetings of the Managing Board, will agree in writing to be subject to appropriate confidentiality obligations if requested by a Director; provided, further, that such holder of Observer Rights may be excluded from any meeting or any portion of a meeting for which any Director believes (i) such meeting or portion will involve a discussion of information that the Company or the Member designating such Director considers to be a trade secret or of a confidential or proprietary nature, (ii) exclusion of such holder of Observer Rights is desirable in order to preserve the attorney client-privilege or (iii) exclusion is otherwise merited.
     (d) Other Attendees. Any Director may invite a subject matter expert to attend any meeting of the Managing Board; provided, however, that any Person granted attendance rights will agree in writing to be subject to appropriate confidentiality obligations if requested by a Director and provided further that no other Director objects to such expert’s presence. Upon such objection, the expert will be excluded from any meeting or any portion of a meeting.
     4.2 Power and Authority of the Managing Board.
     (a) The business and affairs of the Company will be managed by or under the direction of the Managing Board, except as may otherwise be provided in this Agreement. The Managing Board is hereby designated as a “manager” within the meaning of the Act and will have the power on behalf and in the name of the Company to carry out any and all objectives and purposes of the Company contemplated by this Agreement, the Act or the Certificate and to perform all acts which it may deem necessary, advisable or appropriate in connection therewith. Notwithstanding any other provision of this Agreement, the Act or the Certificate, the Managing Board will not have the power or authority to do or perform, or cause the Company or any Member to do or perform, any act with respect to a Major Decision unless such Major Decision has been approved in accordance with Section 4.3.
     (b) Except as otherwise provided in this Agreement, the Members agree that all determinations, decisions and actions made or taken by the Managing Board will be conclusive and absolutely binding upon the Company, the Members (but only in their capacity as such) and their respective successors, assigns and personal representatives; provided, however, that the foregoing will not affect the rights of the Company or any Member with respect to any matter involving a breach by a Director of Section 10.1 of this Agreement.
     (c) The Managing Board may establish operating committees of the Managing Board to which the Managing Board delegates various aspects of its authority. Each such operating committee will consist of an equal number of Directors designated by each Member, and vacancies in the membership of an operating committee will be filled by the Member that designated the Director whose seat is vacated. No delegation of authority to an operating committee will be to the exclusion of the authority of the Managing Board to act with respect to the matters for which authority is so delegated. All requirements with respect to meetings of the Managing Board will apply, mutatis mutandis, to meetings of operating committees thereof.
     4.3 Major Decisions.
     (a) Notwithstanding any other provision of this Agreement, the Act or the Certificate to the contrary and in addition to any other requirement under this Agreement, the Act or the Certificate, the Company may not do or perform any of the actions set forth below (each a “Major Decision”) without first obtaining the approval of an authorized representative of both Alnylam and Isis:
          (i) appoint or remove any Officer;
          (ii) determine the compensation of the President and Chief Scientific Officer;
          (iii) appoint or remove any member of the Scientific Advisory Board or remove or appoint the Chairperson of the Scientific Advisory Board
          (iv) amend any existing Operating Plan or approve any Proposed Operating Plan;
          (v) create, incur, guarantee or assume any indebtedness, except for trade payable, on behalf of the Company (including obligations in respect of capital leases), in excess of $[**].
          (vi) make or obligate the Company to make any single or aggregate capital expenditure outside of the Approved Operating Budget in excess of $[**];
          (vii) license, sublicense or otherwise transfer, grant a security interest in or otherwise encumber, any of the Intellectual Property owned by or licensed to the Company, other than as provided in the Ancillary Agreements;
          (viii) license, sublicense or otherwise obtain rights to Intellectual Property owned by a Third Party or a Member or Member’s Affiliate, except as contemplated by Sections 2.2 and 2.4 of the License Agreement;

          (ix) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof), other than tax distributions pursuant to Section 7.2(a) or as provided in the Ancillary Agreements;
          (x) enter into any partnering activities and/or collaborations;
          (xi) repurchase any Membership Interests of the Company;
          (xii) admit a new Member to the Company, except as permitted by Article 8;
          (xiii) Transfer any Membership Interests of the Company, except in accordance with the provisions of Article 8;
          (xiv) reclassify or reorganize the Membership Interests;
          (xv) cause or approve any (i) merger or consolidation of the Company, (ii) acquisition of any other entity or assets of any other entity, if the value of the acquisition exceeds $[**] or (iii) sale of the Company’s assets if the value of such assets exceeds $[**];
          (xvi) amend, modify, waive or avoid any provision of this Agreement or the Certificate, except as expressly authorized herein or therein;
          (xvii) expect as provided in Article 10, liquidate, dissolve, wind up or declare the Company bankrupt;
          (xviii) amend any Ancillary Agreement;
          (xix) cause or approve the bringing of an action, suit or proceeding against a Member, an Affiliate of a Member or a Third Party; or
          (xx) amend this Section 4.3.
     4.4 Meetings of the Managing Board.
     (a) Agendas. The Chairperson will prepare or direct the preparation of the agenda for, and preside over, meetings of the Managing Board. The Chairperson will deliver such agenda to each Director as soon as practicable in advance, and any Director may add items to an agenda at any time.
     (b) Timing; Place; Notice.
          (i) Regular Meetings. The Managing Board will convene at least one meeting during each quarter of each Fiscal Year of the Company, with the place of the meeting, if any, alternating between the principal offices of Alnylam and the principal offices of Isis, unless otherwise agreed to by a majority of the Directors, including at least one Alnylam Director and one Isis Director.
          (ii) Special Meetings. Special meetings of the Managing Board may be called by the Chairperson or at the written request of at least one (1) Director. Within three (3) days after determining to call or receiving a proposal for a special meeting by at least one (1) Director, the Chairperson will consult with the other Directors to determine a mutually convenient time within the following thirty (30) day period to convene such meeting; provided, however, that the decision as to time and place will be made by the Chairperson. Any special meeting of the Managing Board will not be held more than thirty (30) days from the date of the receipt of the request.
          (iii) Notice. Written notice of the time and place of each meeting of the Managing Board will be given by or at the direction of the Chairperson to each Director, at least five (5) Business Days before such meeting.
          (iv) Waiver of Notice. The required notice to any Director may be waived by such Director in writing. Attendance by a Director at a meeting will constitute a waiver of any required notice of such meeting by such Director, except when such Director attends such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not properly called or convened.
     (c) Attendance by Telephone Conference, Etc. Directors may participate in a meeting of the Managing Board by means of telephone conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and such participation will constitute presence in person at such meeting, subject to such Director’s right to protest lack of notice pursuant to Section 4.4(b)(iv).
     (d) Quorum. A quorum of any meeting of the Managing Board will require the presence of a majority of the Directors, including at least one Alnylam Director and at least one Isis Director.
     (e) Action at a Meeting. At any meeting of the Managing Board at which a quorum is present, the vote of a majority of those present will be sufficient to take any action, unless a different vote is required by this Agreement, the Certificate or the Act. Notwithstanding the foregoing, or any other provision in this Agreement, neither the Company, the Managing Board nor any Director or Officer will have any power or authority to do or perform any act with respect to any Major Decision unless such matter has been approved in accordance with the provisions of Section 4.3.
     (f) Minutes. In order to facilitate each meeting, a Director or another appropriately qualified Person, in either case designated by the Chairperson, will act as the secretary of the meeting. The responsibilities of the secretary are to keep minutes of the meeting and to record and collect documents related to the meeting. The secretary will also distribute the above documents to each Director and will cause the minutes and other documents related to the meetings to be kept on file by the Company. The Directors who attended the meeting will consider the minutes for approval at or prior to the next meeting.
     (g) Action by Written Consent. Any action required or permitted to be taken at a meeting of the Managing Board may be taken without a meeting if all Directors consent to the action in writing or by electronic transmission, and the written consents and hard copies of the electronic transmissions are filed with the minutes of the proceedings of the Managing Board.

     4.5 Compensation.
     (a) The Alnylam Directors and Isis Directors will serve without compensation from the Company and each Member will reimburse its own Directors’ out-of-pocket expenses incurred in connection with such Directors’ service on the Managing Board. The foregoing sentence will have no effect with regard to the Director’s right to indemnification pursuant to Article 11.
     (b) The Independent Directors will be compensated, as determined by the Managing Board, in cash by the Company for service on the Managing Board and attendance at meetings of the Managing Board or its committees. The Company will reimburse the President and the Independent Directors for their out-of-pocket expenses incurred in connection with their service on the Managing Board.
     (c) Each Independent Director will also enter into a consulting agreement (a “Director Consulting Agreement”) with the Company, Alnylam and Isis, pursuant to which such Independent Director will provide advisory, educational and other services to the Company, and pursuant to which such Independent Director will provide advisory and educational services to each Member. Each such Director Consulting Agreement will be in substantially the form attached hereto as Schedule 4.5 and will provide for, among other things, the provision of stock options to purchase common stock of the Members. Pursuant to the Director Consulting Agreement, the Managing Board will recommend to each Member’s Board of Directors the stock options to be granted by such Member to the Independent Directors pursuant to and consistent with such Member’s equity incentive plan. To the extent either Member’s Board of Directors does not approve, or a Member does not make, such stock option grant recommended by the Managing Board, such Member will be required to compensate the Independent Director to whom the grant is not approved or made with cash, such that the Option Value of the stock options granted, if any, and cash paid to the Independent Director by the Member is equal to the Option Value of the stock options recommended to be issued by that Member to such Independent Director by the Managing Board.
     4.6 Initial Designation.
     The Directors designated as of the Effective Date are set forth on Schedule 4.6 hereto.
     4.7 Directors Bound.
     (a) Each person elected to serve as a Director of the Company shall sign this Agreement, or a counterpart hereof or amendment hereto, or other writing pursuant to which such person (i) acknowledges receipt of a copy of this Agreement as amended and in effect as of the date of such writing, (ii) agrees that such person is a party to and bound by this Agreement, including the power of attorney set forth below, (iii) agrees to perform the duties of a Director hereunder, and (iv) agrees to execute and deliver such additional agreements, instruments, certificates and documents as may be necessary, appropriate or convenient to reflect the foregoing matters and the election of such person as a Director of the Company.
     (b) Upon the death, resignation, removal or expiration of the term of any Director (a “Terminated Director”), (i) such Terminated Director shall have no further authority under this

Agreement, (ii) such Terminated Director shall have no further obligations or rights under this Agreement (except for liabilities and rights accruing prior to the date of death, resignation, removal or expiration of such Terminated Director’s term, including rights to exculpation and indemnification under Article 11 hereof which relate to actions or omissions occurring during such person’s service as a Director), and (iii) no writing or instrument shall be required to be executed by the Company or the Terminated Director to reflect such cessation of service, except that the Terminated Director (or his legal representative or attorney-in-fact, as provided in the following paragraph) shall execute and deliver any agreement, instrument, certificate or document which may be reasonably required to reflect that the Terminated Director is no longer a Director of the Company.
     (c) Each person now or hereafter serving as a Director of the Company, by execution of this Agreement, an amendment hereto, or other writing acknowledging that such person is bound hereby, hereby constitutes and appoints each other person who may from time to time be serving as an Officer, and each of them acting singly, such Director’s agent and attorney-in-fact for the purpose of executing and delivering any and all agreements, instruments and other documents as are necessary or appropriate to reflect that such person is no longer a Director of the Company following the death, resignation, removal or expiration of the term of such Director, which power of attorney is hereby agreed and acknowledged to be and irrevocable and shall survive the death, resignation, removal, expiration of the term, bankruptcy or incapacity of any Director until such time as the cessation of such Director’s service in such capacity has been reflected by all necessary or appropriate agreements, instruments and other documents.
ARTICLE 5
Employees; Operating Plan and Budget; Scientific Advisory Board
     5.1 Employees.
     (a) Number; Duties and Power. There will be such number of employees of the Company (including for such purpose employees of a Member who are seconded thereby to the Company), including a President, Chief Scientific Officer and such other senior management, as may be determined from time to time by the Managing Board. The Managing Board will have the right to confer upon any employee such titles and delegate thereto such specifically defined duties as the Managing Board deems appropriate. Notwithstanding the foregoing or any other provision of this Agreement, the Act or the Certificate to the contrary, no employee of the Company will have the power or authority to do or perform any act with respect to a Major Decision unless such Major Decision has been approved in accordance with Section 4.3.
     (b) Secondment and Reimbursement.
          (i) Until such time as the Members mutually agree that the Company may directly employ employees, all employees of the Company will be employed by either Alnylam or Isis. Alnylam and Isis will each determine which of its own employees will perform such Member’s research, development and other obligations required by the Approved Operating Plan and/or Services Agreement, each Member will second such employees to the Company. The

Company will reimburse each Member for the cost of such employees as set forth in the Approved Operating Plan and/or Services Agreement.
          (ii) After such time as the Members mutually agree that the Company may directly employ employees, at the discretion of the employing Member and the approval of the President of the Company, employees seconded to the Company may become full-time employees of the Company.
     (c) Appointment and Removal. Subject to Section 4.3, the Managing Board will have the right to appoint and the right to remove (with or without cause), any Officer or employee and the President will have the right to appoint and remove (with or without cause) any employee who is directly employed by the Company and is not an Officer. Each Officer will hold office until a successor has been designated by the Managing Board and qualified or until his or her earlier death, resignation or removal.
     (d) Officers.
          (i) The Managing Board, with the approval of the Members pursuant to Section 4.3, will appoint a President and Chief Scientific Officer. Until such time as the Members mutually agree otherwise, each such Officer will be employed by either Alnylam or Isis (and to the extent not an employee of Alnylam or Isis, as the case may be, then such Officer will enter into a consulting arrangement with such Member), but will be seconded to the Company by such Member and dedicated full time to activities relating to the Company. The Company will reimburse the Member employing the President and/or Chief Scientific Officer as set forth in the Approved Operating Plan, or as otherwise determined by the Managing Board and Members in accordance with Section 4.3.
          (ii) The President and Chief Scientific Officer, as well as any other employee designated by the Managing Board as an officer of the Company (each, an “Officer”), if required to do so by the Managing Board, will enter into employment and/or consulting agreements with the Company and/or the Members that include customary assignment of inventions, non-disclosure and “non-compete” provisions (to the extent enforceable under the laws of the jurisdiction in which the Officer performs services for the Company) and other customary provisions approved by the Managing Board.
     (e) Compensation.
          (i) Any material compensation program or material benefit plans of the Company, as they may be amended from time to time, are subject to approval by the Managing Board and, in the case of Officers, by the Members in accordance with Section 4.3.
          (ii) Subject to the approval requirements of this Agreement, the Officers will receive such compensation as the Managing Board may determine, including equity compensation in the form of stock options grants from both Members. To the extent either Member’s Board of Directors does not approve, or the Member does not make, such stock option grant in the full amount recommended, or at all, such Member will be required to compensate the Officer to whom the grant is not approved or made with cash such that the Option Value of the stock options granted and cash paid to the Officer from such Member is equal to the Option Value of the stock options recommended by the Managing Board.
          (iii) Subject to approval of the relevant Member’s Board of Directors, employees other than Officers will receive equity compensation in the form of stock option grants from the Member seconding such employee to the Company. The terms and conditions of such stock option grants will be consistent with the stock option grants made by such Member to similarly situated employees dedicated full time to activities of the Member.
     (f) Services. For the Initial Commitment Period, each Member will provide services to the Company, the cost of which is included in the FTE rate and set forth in the Services Agreement, with no resulting change to the Members’ Capital Accounts. The individuals providing such services need not be dedicated full time to activities of the Company.
          (i) Isis will provide general and administrative support services, other than business development services, on an as needed basis.
          (ii) Alnylam will provide business development services to the Company, on an as needed basis.
          (iii) Each of Alnylam and Isis will provide Intellectual Property prosecution and enforcement services to the Company on an as needed basis and as determined by the Collaboration Working Group.
     5.2 Operating Plan.
     (a) The initial Operating Plan, dated as of the Effective Date attached hereto as Exhibit A (the “Initial Operating Plan”), will be deemed the “Approved Operating Plan” for the period beginning on the Effective Date and ending on [**] (such period, the “Initial Commitment Period”). No later than [**], the Parties will review and consider, together with the Collaboration Working Group, whether to revise the Initial Operating Plan.
     (b) No later than September 30, [**], and no later than September 30 in each Fiscal Year thereafter, the Collaboration Working Group will submit to the Managing Board a proposal for revising the Approved Operating Plan then in effect (“Proposed Operating Plan”), which will include a proposed Development Plan (“Proposed Development Plan”), proposed Operating Budget (“Proposed Operating Budget”) and proposed Capital Contribution Schedule (“Proposed Capital Contribution Schedule”).
     (c) Each Proposed Operating Plan will be considered at the first meeting of the Managing Board following its submission and will be subject to the approval of the Managing Board and the Members in accordance with Section 4.3. The Chairperson will call a special meeting of the Managing Board for this purpose at the request of any Director if the next scheduled regular meeting is later than December 31 of the year in which submission is made. Any such Proposed Operating Plan (or any amendment thereto) that is approved by the Managing Board will be considered the “Approved Operating Plan” for all purposes of this Agreement until amended or replaced.

     (d) In the event that, during the Initial Commitment Period, funding in addition to that set forth in the Initial Capital Contribution Schedule is required to continue to carry out the Development Plan, the Members agree to use their best efforts to negotiate and approve a Proposed Operating Plan for the remainder of the Initial Commitment Period.
     (e) If, after the Initial Commitment Period, the Managing Board and the Members in accordance with Section 4.3 are unable to [**] (a “Stalemate”), either Member may initiate a Buy-Out; provided, however, that in the event sufficient funding is available to the Company to continue to carry out the Development Plan after the Initial Commitment Period, a Stalemate will not be deemed to have occurred, and neither Member may initiate a Buy-Out, until a date [**] days prior to the date on which all of the Company’s funds are expected to be depleted as determined based on the Approved Operating Plan then in effect.
     5.3 Scientific Advisory Board.
     (a) The Company will establish a Scientific Advisory Board (“SAB”) consisting of at least three (3) members. The initial members and chairperson of the SAB will be as set forth on Schedule 5.3. Any changes to the composition of the Scientific Advisory Board, including the removal or appointment of the chairperson, will be made in accordance with Section 4.3.
     (b) Each member of the SAB will also enter into a consulting agreement with the Company (a “SAB Consulting Agreement”) pursuant to which such member of the SAB will provide advisory, educational and other services to the Company, and pursuant to which such SAB member will provide advisory and educational services to each Member. Each such SAB Consulting Agreement will be in substantially the form attached hereto as Schedule 4.5 and will provide for, among other things, the provision of stock options to purchase common stock of the Members. Pursuant to the SAB Consulting Agreement, the Managing Board will recommend to each Member’s Board of Directors the stock options to be granted by such Member to the members of the SAB pursuant to and consistent with such Member’s equity incentive plan. To the extent either Member’s Board of Directors does not approve, or the Member does not make, such stock option grant as recommended by the Managing Board, such Member will be required to compensate each SAB member to whom the grant is not approved or made with cash, such that the Option Value of the stock options granted, if any, and cash paid to the SAB member by the Member is equal to the Option Value of the stock options recommended to be issued by such Member to the SAB member by the Managing Board.
     (c) The SAB will meet at least quarterly until December 31, 2009 and will initially be responsible for:
          (i) advising the Company as to research goals and plans;
          (ii) reviewing research data and advising the Company with respect to interpretation of such research data, as requested by the Managing Board, President or Chief Scientific Officer; and
          (iii) advising the Company with respect to research and development decisions, as requested by the Managing Board, President or Chief Scientific Officer.

ARTICLE 6
Capital Contributions and Percentage Interests
     6.1 Capital Contributions.
     (a) In consideration for Alnylam’s initial Membership Interest in the Company, Alnylam is contributing to the Company the Intellectual Property as set forth in Sections 2.1 and 2.2 of the License Agreement (the “Alnylam Initial IP Contribution”). In addition, Alnylam agrees to contribute in cash an aggregate of $10,000,000 to the Company within five (5) days following the Effective Date. Such cash contribution by Alnylam is intended by the Parties to be used by the Company to fund the Approved Operating Plan. The Parties agree that the aggregate fair market value of the rights, assets and cash contributed by Alnylam as described in this Section 6.1(a) will be equal to $[**] as of the date of their contribution.
     (b) In consideration for Isis’ initial Membership Interest, Isis is contributing to the Company the Intellectual Property as set forth in Sections 2.1 and 2.2 of the License Agreement (the “Isis Initial IP Contribution”). The Parties agree that the aggregate fair market value of the rights and assets contributed by Isis as described in this Section 6.1(b) will be equal to $[**] as of the date of their contribution.
     (c) Operating Plan Contributions. Each of the Members agrees to make the additional Capital Contributions set forth in the Initial Capital Contribution Schedule, which is contained in the Initial Operating Plan (“Initial Operating Plan Contributions”). Each Member also agrees to make any additional Capital Contributions as set forth in any Capital Contribution Schedule contained in an Approved Operating Plan (“Future Operating Plan Contributions" and together with Initial Operating Plan Contributions, “Operating Plan Contributions”).
     (d) Pro Rata Contributions. The Members will be responsible, pro rata in accordance with their Percentage Interests, for any Capital Contributions required to be made pursuant to Section 6.1(c); provided, however, that in the event a Member fails to make any Operating Plan Contribution in accordance with Section 6.1(c), then until such time as the defaulted amount of capital has been paid by such Member (the “Defaulting Party”), interest will accrue thereon (at the rate of [**] percent ([**]%) per annum or, if lower, the highest interest rate permitted by applicable law), and will be due to the Company; provided further that, in the event the Defaulting Party has not paid such defaulted amount of capital, plus accrued interest thereon, within thirty (30) days of the Managing Board’s request for such Capital Contribution, the other Member (the “Non-Defaulting Party”) will have the right to elect to initiate a Buy-Out.
     (e) Additional Capital. Any funds contributed by the Members to the Company pursuant to this Agreement (other than the Members’ Initial Capital Contributions), will be referred to as an “Additional Capital Contribution” and will constitute additional Capital Contributions to the Company.
     (f) Percentage Interests. The Members hereby agree that the Percentage Interests of each Member as of the Effective Date are as set forth on Schedule 3.1.

     (g) Adjustments to Capital Contributions. Except as provided in Section 6.1(c), in no event and at no time will a Member be required or permitted to make a Capital Contribution other than in accordance with Section 6.1(a) and (b).
     (h) Capital Account. Each Member’s Capital Account will be determined in the manner described in Section 6.4 of this Agreement.
     (i) Transfer Taxes. Each Member will pay all sales, use, transfer, real property transfer, recording, gains, stock transfer and other similar taxes and fees (“Transfer Taxes”) incurred in connection with its Capital Contributions to the Company and will be responsible for filing all necessary documentation and tax returns with respect to such Transfer Taxes. Each Member will be responsible for any and all Taxes imposed upon such Member or its Affiliates in connection with their respective Capital Contributions to the Company or in connection with any distribution of property from the Company.
     6.2 Withdrawal or Reduction of Capital Contributions.
     Except as expressly provided in this Agreement, no Member will have the right to withdraw from the Company or be repaid all or any part of such Member’s Capital Contribution or any other payment in respect of its Membership Interests (including any payment contemplated by Section 18-604 of the Act), and this Section 6.2 will expressly constitute a “provision otherwise” for purposes of Section 18-604.
     6.3 No Interest on Capital Contributions.
     No interest will be payable by the Company on or with respect to the Capital Contributions or Capital Accounts.
     6.4 Capital Accounts.
     (a) A single Capital Account will be maintained for each Member (regardless of the time or manner in which such interest was acquired) in accordance with the capital accounting rules of section 704(b) of the Code, and the regulations thereunder (including Treasury Regulations section 1.704-1(b)(2)(iv)) (a “Capital Account”). In general, under such rules, a Member’s Capital Account will be:
          (i) increased by (A) the amount of money contributed by the Member to the Company (including the amount of any Company liabilities that are assumed by such Member other than in connection with a distribution of Company property), (B) the Fair Market Value of property contributed by the Member to the Company (net of liabilities secured by such contributed property that under section 752 of the Code the Company is considered to assume or take subject to), and (C) allocations to the Member of Company income and gain (or any item thereof), including income and gain exempt from tax; and
          (ii) decreased by (A) the amount of money distributed to the Member by the Company (including the amount of such Member’s individual liabilities that are assumed by the Company other than in connection with a contribution of property to the Company), (B) the Fair Market Value of property distributed to the Member by the Company (net of liabilities secured by such distributed property that under section 752 of the Code such Member is considered to assume or take subject to), (C) allocations to the Member of expenditures of the Company not deductible in computing its taxable income and not properly chargeable to capital account, and (D) allocations to the Member of Company loss and deduction (or any item thereof).
Except as otherwise required by the Treasury Regulations, the transferee of any Membership Interest in the Company will succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Interest.
     (b) Where section 704(c) of the Code applies to Company property or where Company property is revalued pursuant to paragraph (b)(2)(iv)(f) of Treasury Regulations section 1.704-1, each Member’s Capital Account will be adjusted in accordance with Treasury Regulations sections 1.704-1(b)(2)(iv)(g) and 1.704-3(d)(2) as to allocations to the Members of depreciation, depletion, amortization and gain or loss, as computed for book purposes with respect to such property.
     (c) When Company property is revalued pursuant to Treasury Regulations section 1.704-1(b)(2)(iv)(f), or where Company property is distributed in kind (whether in connection with liquidation and dissolution or otherwise), the Capital Accounts of the Members will first be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the Capital Account previously) would be allocated among the Members if there were a taxable disposition of such property for the Fair Market Value of such property (taking into account section 7701(g) of the Code) on the date of distribution.
     (d) It is intended that the Capital Accounts of the Members will be determined and maintained throughout the term of the Company in accordance with, and will be adjusted as may be required under, section 704 of the Code and the Treasury Regulations promulgated thereunder. The foregoing provisions of this Section 6.4 and certain other provisions of this Agreement are intended to comply with the Treasury Regulations promulgated under section 704 of the Code and will be interpreted and applied in a manner consistent with said Treasury Regulations. The Tax Matters Partner will make or cause to be made all necessary adjustments in each Member’s Capital Account, or the manner in which the Capital Accounts, or any debits or credits thereto, are computed, as required by the capital accounting rules of section 704 of the Code and the regulations thereunder.
     (e) No Member will be required to pay the Company or to any other Member the amount of any negative balance which may exist from time to time in such Member’s Capital Account.

ARTICLE 7
Allocation of Profits and Losses; Distributions; Tax and Accounting Matters
     7.1 Allocations.
     Each Member’s distributive share of the Company’s total income, gain, loss, deduction or credit (or items thereof), which total will be as shown on the annual federal income tax return prepared by or at the direction of the Tax Matters Partner or as finally determined by the United States Internal Revenue Service or the courts, and as modified by the capital accounting rules of section 704(b) of the Code and the Treasury Regulations thereunder, as implemented by Section 6.4 hereof, as applicable, will be determined as follows:
     (a) General Allocation. Except as otherwise provided in this Article 7, all of the Company’s items of income, gain, loss, deduction or credit (or items thereof) will be allocated to the Members pro rata in accordance with their Percentage Interests.
     (b) Regulatory Allocations. The following provisions are intended to comply with certain regulatory requirements for allocations set forth in section 704(b) of the Code. It is the intent and understanding of the parties that the allocations required by this Section 7.1(b) will be offset by future, offsetting allocations pursuant to this Section 7.1(b).
     (i) Limitation. Notwithstanding anything in this Section 7.1 to the contrary, items of loss and deduction allocated to any Member pursuant to this Section 7.1 with respect to any taxable year will not exceed the maximum amount of such items that can be so allocated to such Member without causing such Member to have a deficit balance in its Capital Account in excess of the amount of such Member’s obligation, if any, to restore such deficit Capital Account, computed in accordance with the rules of Treasury Regulations section 1.704-1(b)(2)(ii)(d). Any such items of loss or deduction in excess of the limitation set forth in the preceding sentence will be allocated as follows and in the following order of priority:
          (A) first, to those Members who would not be subject to such limitation, proportionately in accordance with their Percentage Interests; and
          (B) second, any remaining amount to the Members in the manner required by the Code and Treasury Regulations.
          (ii) Minimum Gain Chargeback. Notwithstanding anything to the contrary in this Section 7.1, if there is a net decrease in “minimum gain” or “partner nonrecourse debt minimum gain” (as such terms are defined in Treasury Regulations sections 1.704-2(b) and 1.704-2(i)(2)) during a taxable period of the Company, then each Member will be allocated items of income and gain for such year (and, if necessary, for subsequent years) in the manner provided in Treasury Regulations section 1.704-2. This provision is intended to be a “minimum gain chargeback” and “partner nonrecourse debt minimum gain chargeback” within the meaning of Treasury Regulations sections 1.704-2(f) and 1.704-2(i)(4) and will be interpreted and implemented as therein provided.

          (iii) Qualified Income Offset. Subject to the provisions of Section 7.1(b)(ii), but otherwise notwithstanding anything to the contrary in this Section 7.1, if any Member’s Capital Account has a deficit balance in excess of such Member’s obligation to restore its Capital Account balance, computed in accordance with the rules of paragraph (b)(2)(ii)(d) of Treasury Regulations section 1.704-1, then sufficient amounts of income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) will be allocated to such Member in an amount and manner sufficient to eliminate such deficit as quickly as possible. This provision is intended to be a “qualified income offset” within the meaning of Treasury Regulations section 1.704-1(b)(2)(ii)(d) and will be interpreted and implemented as therein provided.
          (iv) Effect of Special Allocations on Subsequent Allocations. Any special allocation pursuant to Sections 7.1(b)(i), 7.1(b)(iii) and 7.1(b)(vi) hereof will be taken into account in computing subsequent allocations of income and gain pursuant to this Section 7.1 so that the net amount of all such allocations to each Member will, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this Section 7.1 if such special allocations had not occurred. It is anticipated that all allocations pursuant to Section 7.1(b)(v) will be offset by allocations pursuant to Section 7.1(b)(ii) hereof. To the extent the Tax Matters Partner determines that any amount allocated pursuant to Section 7.1(b)(v) hereof is unlikely to be offset by a countervailing allocation of income from Section 7.1(b)(ii) hereof, then so much of such allocation as the Tax Matters Partner has determined is unlikely to be offset will also be taken into account in computing subsequent allocations of income and gain pursuant to this Section 7.1 so that the net amount of all such allocations will, to the extent possible, equal the net amount that would be allocated to such Member in the absence of such special allocation.
          (v) Nonrecourse Debt. Items of deduction and loss attributable to “partner nonrecourse debt” within the meaning of Treasury Regulations Section 1.704-2(b)(4) will be allocated to the Members bearing the economic risk of loss with respect to such debt in accordance with Treasury Regulations section 1.704-2(i)(1). Items of deduction and loss attributable to “nonrecourse liabilities” of the Company within the meaning of Treasury Regulations section 1.752-1 will be allocated to the Members in proportion to their respective Percentage Interests.
          (vi) Recourse Debt. Items of deduction and loss attributable to “recourse debt” within the meaning of Treasury Regulations section 1.752-1 (but excluding “partner nonrecourse debt” as defined in Section 7.1(b)(v) hereof), will be allocated to the Members bearing the economic risk of loss with respect to such debt.
     (c) Allocations With Respect to Certain Property and Income.
          (i) In determining each Member’s allocable share of the taxable income or loss of the Company, depreciation, depletion, amortization and gain or loss with respect to any contributed property, or with respect to property which has been revalued as provided in Treasury Regulations section 1.704-1(b)(2)(iv)(f), will be allocated among the Members in accordance with the principles of section 704(c) of the Code, as set forth in the Treasury Regulations thereunder and under section 704(b) of the Code. Such allocation will be made in accordance with the remedial method described by Treasury Regulations section 1.704-3(d) unless another method or combination of methods as permitted under Treasury Regulations section 1.704-3 is selected by the Tax Matters Partner.
          (ii) Solely for tax purposes, a Member’s share of the Company’s depreciation recapture recognized for tax purposes upon the disposition of Company property will be computed in the manner provided for in Treasury Regulations sections 1.704-3(a)(11), 1.1245-1(e) and 1.1250-1(f). The allocations provided for in this Section 7.1(c)(ii) are required to be made solely for tax purposes and will not affect any Member’s Capital Account.
          (iii) Subject to Sections 7.1(b) and 7.1(c)(i) hereof, if and to the extent any transaction between the Company and a Member results in any adjustment being made to the income of the Company under section 482 or 7872 of the Code, or any similar provision now or hereafter in effect, any corresponding resulting item of Company income, gain, loss or deduction will be allocated in its entirety to the affected Member.
     (d) Change in Percentage Interests. Except as otherwise required by law, if the Percentage Interests of the Members of the Company are changed during any taxable year, all items to be allocated to the Members for such entire taxable year will be prorated on the basis of the portion of such taxable year which precedes each such change and the portion of such taxable year on and after each such change by closing the books of the Company effective as of the close of business on the date of such change, and the items so allocated for each such portion will be allocated to the Members in the manner in which such items are allocated as provided in Section 7.1(a) hereof during each such portion of the taxable year in question.
     (e) State and Local Items. Items of income, gain, loss, deduction, credit and tax preference for state and local income tax purposes will be allocated to and among the Members in a manner consistent with the allocation of such items for federal income tax purposes in accordance with the foregoing provisions of this Section 7.1.
     7.2 Distributions.
     (a) Tax Distributions.
          (i) With respect to each fiscal quarter, subject to the limitations provided in subsection (ii) below and in Section 7.4(b), and after making payment or provision for current obligations and operating expenses of the Company, but otherwise notwithstanding anything to the contrary provided for in this Section 7.2, the Company, to the extent of its available cash, will make distributions of cash to the Members pro rata in accordance with their respective Percentage Interests during such fiscal quarter, as promptly as practicable and in any event by the Tax Distribution Date for such fiscal quarter, so that each Member will receive an amount (a “Tax Distribution”) equal to its federal, state and local income taxes (including obligations for estimated tax) on the taxable income that it derives as a Member of the Company for such fiscal quarter (based upon an assumed combined marginal rate of federal, state and local taxation of forty-two percent (42%), or as the Managing Board will otherwise reasonably determine). In determining the taxable income of a Member with respect to any fiscal quarter, to the extent that actual taxable income for the relevant period is not available as of the Tax Distribution Date, the determination will be made by the Company based upon a good faith estimate of actual taxable income for such period and may be based upon the methodology permitted by the Code which results in the lowest estimated tax liability for such Members. In determining the Tax Distribution for any fiscal quarter, the cumulative amount of taxable income or loss for prior fiscal quarters in the same Fiscal Year and the Tax Distributions with respect to such prior fiscal quarters can be taken into account. To the extent the amount based upon estimates is more or less than the actual taxable income for such period as subsequently determined, the Managing Board may appropriately decrease or increase, respectively, subsequent distributions to take into account such variance. In the event that the Percentage Interest of any Member changes during the fiscal quarter, the appropriate Percentage Interests to be used in determining the amount of any Tax Distribution with respect to such fiscal quarter will be determined in a manner consistent with Section 7.1(d). To the extent cash is not available to make any Tax Distribution in full, the undistributed amount thereof will be carried forward on a cumulative basis and distributed from available cash as soon as reasonably practicable thereafter.
          (ii) The aggregate amount of Tax Distributions may be reduced with respect to any fiscal quarter (x) to reflect a reduction in the applicable U.S. federal income tax rate; or (y) if and to the extent that the Managing Board determines that the Company’s cash reserves are inadequate for such purpose in view of identifiable Company expenses and projected investment activities.
          (iii)“Tax Distribution Date" will mean a date in each fiscal quarter by which timely quarterly estimated tax payments can be filed.
     (b) Tax Withholding on Distributions. The Company will at all times be entitled to make payments required to discharge any obligation of the Company to withhold or make payments to any governmental authority with respect to any United States federal, state or local tax liability or any other tax liability of any Member liable for such Taxes arising out of such Members’ interest in the Company. For purposes of this Agreement, any such payments or withholdings will be treated as a distribution to the Member on behalf of whom the withholding or payment was made.
     (c) Distributions on Liquidation. Distributions pursuant to liquidation of the Company will be made in accordance with Section 10.3 hereof.
     (d) Ordinary Course Distributions. Subject to the other provisions of this Agreement, including Section 4.3 and Section 9, and Section 5 of the License Agreement, prior to the dissolution of the Company, the Company shall distribute cash or assets to the Members in such amounts, at such times and as of such record dates as the Managing Board determines, as long as such distributions are in accordance with the Members’ respective Percentage Interests.
     7.3 Accounting Matters.
     (a) The Company will cause to be maintained complete books and records accurately reflecting the accounts, business and transactions of the Company on a calendar-year basis and with sufficient detail and completeness customary and usual for businesses of the type engaged in by the Company. The Company’s books and records and financial statements will be kept using the accrual method of accounting and in accordance with U.S. generally accepted accounting principles. The books and records with respect to the Company’s capital accounts and allocations of income, gain, loss, deduction or credit (or items thereof) will be kept under United States federal income tax accounting principles as applied to entities taxable as partnerships. The Company’s financial statements will be audited annually by an independent nationally recognized public accounting firm. At a minimum, the Company will keep such books and records as may be required by the Act and such other books and records as are required by Article 12.
     (b) The shares of Alnylam and Isis are publicly traded in the United States. Consequently, the Company may be subject to financial reporting and legal requirements imposed upon publicly traded companies. Among these legal requirements are those imposed by Section 404 of the Sarbanes Oxley Act of 2002, as the same may be amended from time to time. Notwithstanding any differences in the internal control procedures of the Members, the Company will abide by the internal control procedures required by the Member consolidating the Company’s financial books and records into such Member’s books and records (“Consolidating Member”).
     7.4 Tax Status and Returns.
     (a) Any provision hereof to the contrary notwithstanding, solely for United States federal income tax purposes, each of the Members hereby recognizes that the Company will be subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code.
     (b) The Tax Matters Partner will prepare or cause to be prepared, at the Company’s expense, all tax returns and statements, if any, that must be filed on behalf of the Company with any taxing authority, and will make timely filing thereof, including filings pursuant to extensions permitted under applicable federal and state tax regulations. To the extent allowed by applicable law, the Tax Matters Partner will take no position on any tax return which adversely affects one Member disproportionately, and will attempt to maximize, to the extent possible, the interests of all Members. On or before June 30 of each calendar year, the Tax Matters Partner will prepare or cause to be prepared and delivered to each Member a draft Internal Revenue Service Form 1065 and Schedule K-1 and a report setting forth in reasonable detail the information with respect to the Company during such calendar year reasonably required to enable each Member to prepare its federal, state and local income tax returns in accordance with applicable law then prevailing, including information required by such Member to allocate and apportion the Company’s income for state income tax purposes. Each Member will have the right to object to any amount or information reported on the draft Form 1065 or Schedule K-1 on or before July 31 of such calendar year. If the Members cannot agree to the appropriate amounts or information to be included on Form 1065 or Schedule K-1, the President of the Company will resolve the dispute in a manner consistent with the guidance set forth in Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, specifically the concept that a tax position is more likely than not to be sustained on audit by the taxing authority based solely on the technical merits of the associated tax position.

     7.5 754 Election.
     In the event of a distribution of property to a Member or a transfer of any interest in the Company permitted under the Act or this Agreement, the Company will not file an election under section 754 of the Code and the Treasury Regulations thereunder to adjust the basis of the Company’s assets under section 734(b) or 743(b) of the Code or corresponding election under the applicable provisions of state and local law, unless the Managing Board will have consented thereto. In the event the Company makes such an election, the Person making such request will pay all costs incurred by the Company in connection therewith, including reasonable attorneys’ and accountants’ fees.
     7.6 Tax Information.
     Each Member may request from the Company any information reasonably necessary for the Member to complete any of its tax returns or compute estimated tax payments and the Company will, within a reasonable period of time following the request, provide such information to the requesting Member.
     7.7 Tax Matters Partner.
     (a) Isis will be (and is hereby designated as) the Company’s “Tax Matters Partner” in accordance with section 6231(a)(7) of the Code and will have all powers conferred on a “Tax Matters Partner” thereunder and all other powers necessary to perform thereunder, including the right to manage administrative tax proceedings conducted at the Company level by the Internal Revenue Service with respect to Company matters and the right to file for extensions for the Company’s tax returns and statements pursuant to applicable federal and state tax regulations. The Tax Matters Partner will provide such information to the Members as is required by the Code and Treasury Regulations, which information will include informing each Member of administrative and judicial proceedings for the adjustment of Company items required to be taken into account by a Member for income tax purposes.
     (b) Notwithstanding anything in this Section 7.7 to the contrary, the Tax Matters Partner will not enter into an agreement with the Internal Revenue Service or any other taxing authority to extend the period for assessment of any federal, state or local income, franchise or unincorporated business tax of any Member. The Tax Matters Partner will not settle with the Internal Revenue Service or any other taxing authority to disallow items of the Company’s deductions or increase the Company’s income unless the Managing Board will have agreed thereto. Each Member reserves all rights under applicable law, including the right to retain independent counsel of its choice at its expense (which counsel will receive the full cooperation of the Tax Matters Partner and will be entitled to prior review of all submissions by the Company in respect of any dispute with the relevant taxing authority).
     (c) Reasonable expenses incurred by the Tax Matters Partner in connection with the performance of its duties as Tax Matters Partner, including third-party expenses of any such administrative proceeding described in this Section 7.7 and undertaken by the Tax Matters Partner will be paid out of (or reimbursed from) assets of the Company. The cost of participation in any such proceeding by a Member and the cost of any audit or adjustment to a Member’s tax return will be borne by the affected Member.
ARTICLE 8
Restrictions on Transfer
     8.1 Transfer of Interests.
     (a) No Member may directly or indirectly sell, assign, transfer, pledge, hypothecate, or otherwise deal with or encumber or dispose of in any way (each a “Transfer”) such Member’s Membership Interest, whether in whole or in part, voluntarily or involuntarily, by operation of law or otherwise, except in accordance with the terms and conditions set forth in this Article 8. Any attempt to Transfer in violation of this Article 8 will be deemed null and void and, for avoidance of doubt, any Person to whom Membership Interests are attempted to be transferred in violation of this Article 8 will not be entitled to vote on matters coming before the Members, act as an agent of the Company, designate Directors, receive distributions from the Company, or have any other rights in or with respect to such Membership Interests.
     (b) Except as provided in this Article 8, each Member agrees that it may not and will not Transfer its Membership Interest without the prior written consent of the other Member. Any Member purporting to Transfer its Membership Interest, or any part thereof, in violation of this Article 8 will be liable to the Company and the other Member for all liabilities, obligations, damages, losses, costs and expenses (including reasonable attorneys’ fees and court costs) arising as a direct or consequential result of such non-complying transfer, attempted transfer or purported transfer, including any additional costs or taxes created thereby and any events of the types described in Section 8.2(a).
     8.2 Exempt Transfers.
     (a) Affiliates. The Transfer restrictions set forth in Section 8.1 will not apply to Transfers by a Member (the “Transferring Member”) to an Affiliate of such Member; provided, however, that the Affiliate of the Transferring Member must have the resources, assets, experience, qualifications, permits and other rights necessary to perform under this Agreement and each of the Ancillary Agreements.
     (b) Change in Control. The Transfer restrictions set forth in Section 8.1 will not apply to Transfers pursuant to a Change in Control of a Member. In the event of a Change in Control of a Member, the other Member may initiate a Buy-Out pursuant to Section 9.1.
     (c) In the event of a Transfer pursuant to Section 8.2(a) or 8.2(b) the Transferring Member will indemnify and hold the Company, and, if applicable, any Member other than the Transferring Member, harmless for, and will pay to the Company and, if applicable, any such Member, the amount of all Losses arising from or related to such Transfer, including the following:
          (i) expenses incurred by the Company in connection with the Transfer;

          (ii) the violation of any securities laws or any other applicable Federal or state laws or the order of any court having jurisdiction over the Company or any of its assets;
          (iii) the Transfer resulting in or creating a “prohibited transaction” as defined in section 4975(c) of the Code or resulting in or causing the Company or any Member, other than the Transferring Member, to be liable for excise tax under Chapter 42 of the Code or result in or cause the Company or the Company’s assets to become the assets of an employee benefit plan (as defined in section 3(3) of ERISA);
          (iv) the violation of or an event of default under, or result in acceleration of any indebtedness under, any note, mortgage, loan, or similar instrument or document to which the Company is a party;
          (v) the imposition of a material obligation or liability under a material contract;
          (vi) an adverse tax consequence to the Company or any of the Members, other than the Transferring Member, including any adverse tax consequence resulting, directly or indirectly, from the termination of the Company under section 708 of the Code; and
          (vii) the Transfer causing the Company to be classified as an entity other than a partnership for purposes of the Code.
     In addition to the foregoing, a Member may not Transfer less than all of its Membership Interest pursuant to Section 8.2(a) or 8.2(b) (a “Partial Transfer”) unless such Partial Transfer is approved by the Managing Board, which approval will not be unreasonably withheld provided that (A) the Transferring Member agrees to any amendments to this Agreement and the Ancillary Agreements reasonably necessary to preserve the relative rights and obligations of the Transferring Member and its transferee, on the one hand, and those of the other Members, on the other, and (B) the Partial Transfer will not result in a material adverse effect on the Company.
     (d) Obligations of Transferring Members. The Transfer of a Membership Interest will not release the Transferring Member from any liability or obligation that such Transferring Member or its transferee may have to the Company. For the avoidance of doubt, the Transferring Member will remain subject to the obligations of a Member under Section 6.1 and Section 12.4. In addition, unless otherwise agreed by the Managing Board, the Transferring Member will be directly liable for any non-performance or breach by the transferee under this Agreement.
     (e) Transfer of Shares of Public Companies. The provisions of this Article 8 will not apply to any Transfer of interests in the Members that do not result in a Change of Control of such Member.
     8.3 Substitution of Members.
     Upon the Transfer of all or any part of a Membership Interest to a transferee in accordance with this Article 8, such transferee will have the right to become a Member only if (i) such Person becomes a party to this Agreement, and, if requested by the other Member, any other Ancillary Agreement to which the transferor was a party immediately prior to the Transfer, by executing one or more instruments reasonably satisfactory in form and substance to the other Member and (ii) such Person pays any reasonable expenses in connection with such Person’s admission as a new Member.
ARTICLE 9
Buy-Out
     9.1 Right to Initiate Buy-Out.
     (a) Within (a) the [**] day period immediately following the end of the Initial Commitment Period, (b) solely in the event of a Stalemate occurring after the end of the Initial Commitment Period, the [**] day period following such Stalemate, (c) at any time, whether before or after the end of the Initial Commitment Period, during the [**] day period following notice from a Member that it has entered into a binding agreement providing for a Change of Control of such Member (such [**] or [**] day period, a “Buy-Out Notice Period”), (d) as provided for in the Ancillary Agreements or (e) during the [**] day period following the Managing Board’s request for a Capital Contribution as provided in Section 6.1(d), either Member (in the case of (a) or (b)), the Member receiving the notice of a Change in Control (in the case of (c)), the Member or Members as specified in the Ancillary Agreements (in the case of (d)) or the Non-Defaulting Member (in the case of (e)) (in each case, the “Initiating Member”) has the right, exercisable upon written notice to the Company and the other Member (the “Buy-Out Notice”), to initiate the sale of the Company or the allocation of the Company’s assets, including the Company Intellectual Property and Company’s rights in Licensed IP (the “Buy-Out”).
     (b) In the event a Buy-Out is initiated by a Member hereunder, the terms set forth in this Article 9 will apply (unless otherwise mutually agreed by the Parties).
     9.2 Negotiated Resolution.
     Following the Company’s receipt of the Buy-Out Notice, the Members will mutually determine whether to attempt to sell the Company to a Third Party or a Member (whether through merger, acquisition of 100% of the Membership Interests or purchase of all or substantially all of the assets of the Company) (a “Sale”). In the event the Members determine to attempt such a Sale, the Company will retain a reputable investment bank chosen by mutual agreement of the Members to assist with the valuation and possible Sale of the Company; provided, however, that, notwithstanding anything in this Section 9.2 to the contrary, neither Member will be required to agree to enter into, or to approve the Company’s entering into, such a Sale. Any such Sale will be subject to all other terms agreed upon by the Members and the Company, which will be documented in a separate written agreement among the parties (a “Sale Agreement”).

     9.3 Non-Negotiated Resolution.
     (a) If the Members do not determine pursuant to Section 9.2 to attempt a Sale of the Company, or have not within [**] days after the Company’s receipt of the Buy-Out Notice, or such longer period as mutually agreed to by the Members (such period, the “Buy-Out Negotiation Period”), executed a Sale Agreement, the Company will, except as otherwise set forth in this Section 9.3, distribute and assign to the Members, or their designated Affiliate, jointly, in accordance with Percentage Interests, all of the Company’s rights, interests and assets, other than any contracts and/or arrangements between the Company and Third Parties that the Managing Board determines cannot or should not be assigned (“Third Party Contracts”) (provided that the Parties agree to use Commercially Reasonable Efforts to provide for the assignment of all Third Party Contracts), and the provisions of this Section 9.3 will apply.
     (b) Distribution of Intellectual Property.
          (i) Upon the distribution of the Company’s assets pursuant to this Section 9.3, each Member or its designated Affiliate will receive, subject to Third Party Rights and Third Party Contracts, (1) a co-exclusive license under Company Intellectual Property Controlled by the Company at the end of the Buy-Out Negotiation Period, for any and all purposes, and (2) a co-exclusive license under Licensed IP licensed to the Company at the end of the Buy-Out Negotiation Period, for any and all purposes within the scope of the license granted to the Company (collectively, the “Distributed IP”); provided, however, that (y) to the extent that one Member has obtained a license in connection with an Opt-In Election or obtains a license pursuant to Section 9.3(d) or 9.3(e), the licenses to the Distributed IP under this Section 9.3(b) will not include the right to Develop, Manufacture or Commercialize the Program/Project Compounds or Program/Project Therapeutics subject to such Opt-In election or license pursuant to Section 9.3(d) or 9.3(e); and (z) to the extent that a Member has obtained a license in connection with Section 2.3 of the License Agreement, the licenses to the Distributed IP under this Section 9.3(b) will be subject to such license granted to such Member. For purposes of this Section 9.3(b)(i), “co-exclusive” means that such license is exercisable by each Member or its designated Affiliate, and that the Company retains no rights to exercise any such licensed Intellectual Property.
          (ii) The rights granted to each Member in this Section 9.3(b) will be (1) royalty-bearing, as set forth in Section 9.3(b)(iii) below, and (2) sublicenseable solely (A) to such Member’s Affiliates or (B) by such Member or its Affiliates to a Third Party pursuant to a Bona Fide Collaboration; provided that, (x) each such sublicense will be subject and subordinate to, and consistent with, the terms and conditions of the License Agreement and this Agreement, and will provide that any such sublicensee will not further sublicense except on terms consistent with this clause; (y) such Member will remain responsible for the performance of its sublicensees, and will ensure that all such sublicensees comply with the relevant provisions of the License Agreement and this Agreement and (z) in the event of a material default by any of its sublicensees under a sublicense agreement, such Member will inform the Company and the other Member and will take such action, after consultation with such other Parties, which, in such Member’s reasonable business judgment, will address such default.

          (iii) Each Member will, to the extent it, its Affiliates and/or Sublicensees develop a Royalty-Bearing Product under Intellectual Property distributed from the Company to the Member pursuant to this Section 9.3(b) that does not become subject to Section 9.3(d) or 9.3(e): (x) pay to the other Member (or its designated Affiliate) a royalty of [**]% on Net Sales of such Royalty-Bearing Products sold by the selling Member, its Affiliates and/or Sublicensees, on a Royalty-Bearing Product-by-Royalty-Bearing Product and a country-by-country basis, during the Royalty Term (provided, however, that, for the remainder of the relevant Royalty Term following the end of both the relevant Exclusivity Period, the royalty rate will be [**]%), and (y) be responsible for all milestones, royalties and other payments payable to Third Parties in respect of the exercise of such license by such selling Member, its Affiliates and/or Sublicensees, including without limitation any amounts payable by either Member or the Company to its Third Party licensors with respect to the license and sublicense granted to such Member pursuant to this Section 9.3(b). The royalty-paying Member will use Commercially Reasonable Efforts to benefit from offsets to the amounts payable to such Member’s Third Party licensors.
     (c) Retained Assets and Rights. Following the distribution of the Company’s assets pursuant to this Section 9.3, the Company will not maintain any interest in or right to any assets of the Company, including Intellectual Property, except to the extent the Managing Board determines is necessary to maintain Third Party Contracts or its obligations to Opt-In Parties or Members pursuant to the Buy-Out. Notwithstanding the foregoing, the Parties will use their Commercially Reasonable Efforts to remove any restrictions on, and facilitate the distribution of, the Company’s assets pursuant to this Section 9.3.
     (d) Research Program Selection and Transfer.
          (i) Within [**] Business Days following the distribution of the Company’s assets in accordance with Section 9.3(a) and (b), the non-Initiating Member will submit a bid, consisting solely of a single up-front cash payment (“First Selection Right Bid”), to the Initiating Member to obtain the first right to select a Research Program from the most recent Program/Project List with respect to which such Member desires to acquire exclusive rights; provided, however, that in the event the non-Initiating Member does not submit such a bid with [**] Business Days, the Initiating Member may assume the rights of the non-Initiating Member set forth in this Section 9.3(d) with respect to the First Selection Right Bid. The Initiating Member will have [**] Business Days to notify the non-Initiating Member of its acceptance or rejection of such First Selection Right Bid.
          (ii) If the Initiating Member accepts such First Selection Right Bid,
(1)	The non-Initiating Member will have the right, upon payment to the Initiating Member of the amount set forth in the First Selection Right Bid (which amount will be due and payable within [**] Business Days after acceptance of such bid), to select one Research Program (“Selected Program”). Upon such selection, the non-Initiating Member will obtain the license set forth in clause (vi) below under Intellectual Property directed to such Selected Program; and

(2)	Each of the Members, starting with the Initiating Member, will then take turns selecting (by written notice within [**] Business Days following the last selection by the other Member) a Research Program (other than the Selected Program), until all Research Programs on the Program/Project List have been selected by the Members (and each such selected Research Program is a “Selected Program” hereunder), and each Member will obtain the rights set forth in clause (vi) below under Intellectual Property directed to the Research Program selected by such Member.
          (iii) If the Initiating Member rejects such First Selection Right Bid, such Member will submit to the non-Initiating Member, concurrently with such notice of rejection, a counterbid which is higher than such First Selection Right Bid by at least [**]% or $[**] (whichever is higher). The non-Initiating Member will have [**] Business Days to accept or reject such counterbid.
          (iv) If the non-Initiating Member accepts such counterbid, the Initiating Member will have the right, upon payment to the non-Initiating Member of the amount set forth in such counterbid (which amount will be due and payable within [**] Business Days after acceptance of such counterbid), to select a Research Program (other than a Selected Program) and each such selected Research Program is a “Selected Program” hereunder. Upon completion of the Buy-Out, the Initiating Member will obtain from the non-Initiating Member the rights set forth in clause (vi) below with respect to the Research Program selected by such Member.
          (v) If the non-Initiating Member rejects such counterbid, then such non-Initiating Member will submit, concurrently with such notice of rejection, its counterbid to the Initiating Member’s counterbid, which counterbid must be higher than the Initiating Member’s counterbid by at least [**]%, and the process will repeat itself until a bid is accepted or no counterbid exceeds the prior bid or counterbid by at least [**]%.
          (vi) Each Member will grant to the other Member which purchased a Selected Program hereunder (the “Buy-Out Party”), subject to Third Party Rights, an exclusive (to the fullest extent possible) license under Distributed IP (which, with respect to Licensed IP therein, is within the scope of the license granted to the Member by the Company), to Develop, Manufacture and/or Commercialize the miRNA Compound(s) and miRNA Therapeutics included in such Selected Program in the Field.
          (vii) Such licenses to Distributed IP will be (1) royalty-bearing as set forth in Section 9.3(d)(viii) below, and (2) sublicenseable; provided that, (x) each such sublicense will be subject and subordinate to, and consistent with, the terms and conditions of this Agreement, and will provide that any such Sublicensee will not further sublicense except on terms consistent with this clause; (y) such Member will remain responsible for the performance of its Sublicensees, and will ensure that all such Sublicensees comply with the relevant provisions of the License Agreement and this Agreement and (z) in the event of a material default by any of its Sublicensees under a sublicense agreement, such Member will inform the Company and the other Member and will take such action, after consultation with such other Parties, which, in such Member’s reasonable business judgment, will address such default.

          (viii) Each Member selecting a Selected Program will (1) pay to the other Member (or its designated Affiliate) a royalty of [**]% on Net Sales of any Royalty-Bearing Product with respect to such Selected Program, on a Royalty-Bearing Product-by-Royalty-Bearing Product and a country-by-country basis, during the Royalty Term (provided, however, that, for the remainder of the relevant Exclusivity Period, the royalty rate will be [**]%, and (2) be responsible for milestones, royalties and other payments payable to Third Parties in respect of the exercise of such license by such selling Member, its Affiliates and/or Sublicensees, including without limitation any amounts payable by either Member or the Company to its Third Party licensors with respect to the licenses granted to such Member pursuant to Section 9.3(a). The royalty-paying Member will use Commercially Reasonable Efforts to benefit from offsets to the amounts payable to such Member’s Third Party licensors.
          (ix) Each Member will assign or exclusively license to the other Member, to the fullest extent possible, all of its rights and obligations in assets, other than Intellectual Property, distributed by the Company to the Members pursuant to Section 9.3(a), to the extent such assets are solely related to any of the other Member’s Selected Programs. In the event any such assets are related to Selected Programs of both Members, each Member will assign to or exclusively license the other, to the fullest extent possible, the rights to such assets as they relate to the other Member’s Selected Programs.
     (e) Development Project Selection and Transfer.
          (i) Within [**] Business Days following the completion of the distribution of the Company’s assets pursuant to Section 9.3(a), the non-Initiating Party (the “Bidding Party”) will have the right to submit to the other Member a bid, which need not be limited to a single up-front cash payment (“Project Bid”), with respect to one or more Development Projects included in the most recent Program/Project List; provided that, a separate Project Bid must be submitted for each and every Development Project for which the Party is bidding. Notwithstanding the foregoing, in the event the non-Initiating Party does not submit such a bid within [**] Business Days, the Initiating Party may assume the rights of the non-Initiating Party set forth in this Section 9.3(e) with respect to a Project Bid. The non-Bidding Party will have [**] Business Days to notify the Bidding Party of its acceptance or rejection of a Project Bid made by the Bidding Party, on a Project Bid-by-Project Bid basis.
          (ii) If the non-Bidding Party accepts a Project Bid or does not reject a Project Bid and provide a counterbid in accordance with clause (iii) below (in which case the Project Bid is deemed accepted) within such [**] Business Day period, the Bidding Party, subject to compliance with its payment obligations under the terms of such Project Bid (including, without limitation, payment of any upfront fees to the non-Bidding Party), will obtain the rights set forth in clause (vi) below with respect to the Development Project covered by such accepted Project Bid.
          (iii) If the non-Bidding Party rejects a Project Bid, the non-Bidding Party (“Counterbidding Party”) will submit to the Bidding Party, concurrently with its notice of rejection, a counterbid with terms which are more favorable, when taken as a whole, to the Bidding Party than the terms set forth in the Project Bid, by at least the greater of (1) [**]% (as measured by industry standards) or (2) $[**] (if the Project Bid is less than or equal to $[**]). The Bidding Party will have [**] Business Days to accept or reject such counterbid.
          (iv) If the Bidding Party accepts such counterbid or does not reject such counterbid and provide a counterbid in accordance with clause (v) below (in which case the Counterbidding Party’s counterbid is deemed accepted) within such [**] Business Day period, the Counterbidding Party, subject to compliance with its payment obligations under the terms of such counterbid (including, without limitation, payment of any upfront fees to the Bidding Party), will obtain the rights set forth in clause (vi) below with respect to the Development Project covered by such accepted counterbid.
          (v) If the Bidding Party rejects such counterbid, such Bidding Party will submit, concurrently with its notice of rejection, its counterbid to the Counterbidding Party’s counterbid, which counterbid must be higher than the Counterbidding Party’s counterbid by at least [**]% (as measured by industry standards), and the process will repeat itself until a bid for a Development Project is accepted; provided, however, that, if a Member to which a counterbid is submitted determines in good faith that the terms of such counterbid are not more favorable to such Member, taken as a whole, than the terms offered in such Member’s most-recent prior bid, by at least [**]% (as measured by industry standards), then at any time within the [**] day period during which such Member may accept or reject such counterbid, such Member (the “Contesting Party”) may notify the other Parties thereof and will have the right to submit such matter to a reputable investment bank (“Qualified Third Party”) chosen by mutual agreement of the Members. If the Members are unable to agree upon a Qualified Third Party within [**] Business Days after receipt of the Contesting Party’s notice, the Company (through a vote of its Managing Board) will select a Qualified Third Party within [**] Business Days after the end of such initial [**] Business Day period and will promptly notify the Members of the Qualified Third Party selected. The Members will then submit the dispute to such Qualified Third Party and will instruct such Qualified Third Party to determine whether the counterbid most-recently proposed by the non-Contesting Party is more favorable, taken as a whole, than the terms proposed by the Contesting Party, by at least [**]% (as measured by industry standards) and to deliver a written report to both Members within [**] Business Days following submission of such dispute to such Qualified Third Party. Such Qualified Third Party’s determination will be binding on the Members. If such Qualified Third Party determines that the counterbid proposed by the non-Contesting Party constitutes a sufficient counterbid, such counterbid will be deemed accepted by the Contesting Party. If such Qualified Third Party determines that the counterbid proposed by the non-Contesting Party does not constitute a sufficient counterbid, then the immediately preceding bid or counterbid terms proposed by the Contesting Party will be deemed accepted by the non-Contesting Party. The Member against whom the Qualified Third Party finds will bear the costs of such Qualified Third Party.
          (vi) Each Member will grant to the other Member that purchased a Development Project hereunder (the Buy-Out Party), subject to Third Party Rights, an exclusive (to the fullest extent possible) sublicense under Distributed IP (which, with respect to Licensed IP therein, is within the scope of the license granted to the Member by the Company), to Develop, Manufacture and/or Commercialize miRNA Compounds and miRNA Therapeutics included in the Development Project in the Field.

          (vii) Such license to such Development Project will be (1) royalty-bearing in accordance with the terms of the accepted bid covering such Development Project, and (2) sublicenseable; provided that, (1) each such sublicense will be subject and subordinate to, and consistent with, the terms and conditions of this Agreement, and will provide that any such Sublicensee will not further sublicense except on terms consistent with this clause; (2) such Member will remain responsible for the performance of its Sublicensees, and will ensure that all such Sublicensees comply with the relevant provisions of the License Agreement and this Agreement and (3) in the event of a material default by any of its Sublicensees under a sublicense agreement, such Member will inform the Company and the other Member and will take such action, after consultation with such other Parties, which, in such Member’s reasonable business judgment, will address such default.
          (viii) Each Member will assign or exclusively license to the other Member, to the fullest extent possible, all of its rights and obligations in assets, other than Intellectual Property, distributed by the Company to the Members pursuant to Section 9.3(a) to the extent such assets are solely related to any of the other Member’s Selected Development Projects. In the event any such assets are related to Development Programs of both Members, each Member will assign to the other, to the fullest extent possible, the rights to such assets as they relate to the other Member’s Development Programs.
          (ix) The Parties will promptly negotiate in good faith and execute a written agreement substantially in accordance with the terms of the accepted bid covering each such Development Project.
     (f) Company Following Buy-Out. In the event of a Buy-Out pursuant to this Section 9.3, the Company will not be dissolved if, in the discretion of the Managing Board, it should continue to exist for the purpose of maintaining Third Party Contracts and/or receiving payments from Third Parties that may become due to the Company following the completion of the Buy-Out, making tax and other distributions, filing tax and other required reports and conducting any activity necessary for the purpose of dissolving the Company pursuant to Section 10 (the “Post Buy-Out Activities”). In the event the Company is not dissolved following the completion of a Buy-Out pursuant to this Section 9.3, the Company will be prohibited from engaging in any activities other than the Post Buy-Out Activities, and any assets acquired by the Company after the completion of the Buy-Out will be distributed as determined by the Managing Board, unless otherwise distributable under then-existing agreements.
     (g) Diligence. Each Member will use Commercially Reasonable Efforts to Develop and Commercialize the miRNA Compounds and miRNA Therapeutics covered by the Research Program or Development Project purchased by such Member under this Section 9.3, at such Member’s own expense, in the Field, either by itself or with or through its Affiliates or Sublicensees.
     (h) Non-Compete. With respect to any Research Program or Development Project, the non-Opt-In Party or non-Buy-Out Party will not, itself or through its Affiliates or with Third Parties, Discover, Develop, Manufacture or Commercialize the relevant Opt-In Products or Buy-Out Products during the period (i) prior to first commercial sale of an Opt-In Product or Buy-Out Product with respect to such Research Program or Development Project anywhere in the world, as long as the relevant Opt-In Party or Buy-Out Party reasonably believes that the Opt-In Product or Buy-Out Product would be a Royalty-Bearing Product upon first commercial sale, and (ii) after first commercial sale of a Royalty-Bearing Product with respect to such Research Program or Development Project anywhere in the world, until the expiration of all Royalty Terms for all Royalty-Bearing Products for such Research Program or Development Project; provided, however, that each Party will be entitled to grant Permitted Licenses.
ARTICLE 10
Dissolution
     10.1    Dissolution.
     The Company will be dissolved and its affairs wound up upon the first to occur of the following:
     (a)      the written consent of the Members;
     (b)      the Bankruptcy or dissolution of a Member, unless the other Member votes to continue the business of the Company within ninety (90) days of receiving notice of such Bankruptcy; or
     (c)      Upon the occurrence of an event specified under non-waivable provisions of the Act or other applicable law as one effecting dissolution, except that where, under the terms of this Agreement or the Act, the Company is not to terminate, the Company will immediately be reconstituted and reformed on all the applicable terms, conditions, and provisions of this Agreement.
     The Company will not be dissolved upon the death, insanity, retirement, resignation, expulsion, bankruptcy, dissolution or occurrence of any other event which terminates the membership of a Member.
     10.2    Liquidation.
     (a)      Upon the occurrence of an event of dissolution as defined in Section 10.1 hereof, the Company will cease to engage in any further business, except to the extent necessary to perform existing obligations, and will wind up its affairs and liquidate its assets unless otherwise agreed by the Members. The Members will jointly appoint a liquidator (who may but need not be an Officer or Member) who will have sole authority and control (subject to this Agreement) over the winding up and liquidation of the Company’s business and affairs. The liquidator will diligently pursue the winding up and liquidation of the Company.
     (b)      During the course of liquidation, the Members will continue to share profits and losses as provided in Section 7.1 of this Agreement, but there will be no cash distributions to the Members until the Distribution Date.

     10.3   Liabilities.
     Liquidation will continue until the Company’s affairs are in such condition that there can be a final accounting, showing that all fixed or liquidated obligations and liabilities of the Company are satisfied or can be adequately provided for under this Agreement. The assumption or guarantee in good faith by one or more financially responsible Persons will be deemed to be an adequate means of providing for such obligations and liabilities. When the liquidator has determined that there can be a final accounting, the liquidator will establish a date (not to be later than the end of the taxable year of the liquidation, i.e., the time at which the Company ceases to be a going concern as provided in Treasury Regulations section 1.704-1(b)(2)(ii)(g), or, if later, ninety (90) days after the date of such liquidation) for the distribution of the proceeds of liquidation of the Company (the “Distribution Date”). The net proceeds of liquidation of the Company will be distributed to the Members as provided in Section 10.5 hereof not later than the Distribution Date.
     10.4    Settling of Accounts.
     Except as otherwise required by Section 18-804 of the Act, upon the dissolution and liquidation of the Company, the proceeds of liquidation will be applied in the following order: (i) to pay all expenses of the Company’s liquidation and wind up costs, including the costs and expenses of the liquidator and any fees payable to the liquidator as agreed by the Members; (ii) to pay all debts, obligations and liabilities of the Company, in the order of priority as provided by law, other than debts owing to the Members or on account of Members’ Capital Contributions; (iii) to pay all debts of the Company owing to a Member; and (iv) to establish reasonable reserves for any remaining contingent or unforeseen liabilities of the Company not otherwise provided for, which reserves will be maintained by the liquidator on behalf of the Company in a regular interest-bearing trust account for a reasonable period of time as determined by the liquidator. If any excess funds remain in such reserves at the end of such reasonable time, then such remaining funds will be distributed by the Company to the Members pursuant to Section 10.5 hereof.
     10.5    Distribution of Proceeds.
     Except as otherwise required by Section 18-804 of the Act, upon final liquidation of the Company but not later than the Distribution Date, the net proceeds of liquidation remaining following the settling of accounts in accordance with Section 10.4 hereof will be distributed to the Members in proportion to their respective positive Capital Accounts as those accounts are determined after all adjustments to such accounts for the taxable year of the Company during which the liquidation occurs as are required by this Agreement and Treasury Regulations Section 1.704-1(b), such adjustments to be made within the time specified in such Treasury Regulations.
     10.6    Certificate of Cancellation.
     Upon dissolution and liquidation of the Company, the liquidator will cause to be executed and filed with the Secretary of State of the State of Delaware, a certificate of cancellation in accordance with Section 18-203 of the Act.

     10.7    Payment of Royalties.
     Following the dissolution of the Company, any royalties, milestones and/or sublicense fees due to the Company by a Member in connection with an Opt-In Election under the License Agreement, will be reduced by [**] percent ([**]%) and this amount will instead be payable by the Member required to pay such fee directly to the other Member (the “Receiving Member”); provided, however, if the Receiving Member has pass-through obligations with respect to a royalty payment, milestone or sublicense fee, the payment to the Receiving Member will not be reduced to an amount less than the amount of the pass-through obligation.
     10.8    Treatment of Certain Assets.
     (a)      Goodwill. The Company’s name and goodwill will, as among the Members, be deemed to have no value and will belong to the Company, and no Member will have any right or claim individually to the use thereof. Upon liquidation of the Company, undivided interests on a pro rata basis in the proportion required by Section 10.5 in the right to use the name of the Company and any goodwill associated with the Company’s name or business will be assigned to all Members that are Members who are not then in default of any of their material obligations hereunder.
     (b)      Distribution of In-Kind Assets. To the extent reasonably possible, the assets of the Company will be distributed in kind to the Members. Such assets distributed in kind will be distributed at their Fair Market Value as determined by the liquidator appointed pursuant to Section 10.2(a). Those of such assets that are indivisible (such as Intellectual Property, Intellectual Property rights and various contracts) will be distributed and licensed to the Members in accordance with Sections 10.8(c).
     (c)      Distribution of Indivisible Assets. Any assets of the Company that are indivisible (such as Intellectual Property and rights therein and various contracts) will be distributed in accordance with the following:
     (i)      Subject to the rights granted to and obligations assumed by either Member or a Third Party in connection with an Opt-In Election or Buy-Out and subject to any Third Party Rights, all of the Company’s right, title and interest in Intellectual Property and other indivisible assets owned by the Company (including, without limitation, all Company Intellectual Property and other items of Intellectual Property owned in their entirety or in which the Company has a partial ownership interest or a transferable right or license) will be distributed and assigned to all those Members that are not then in default of any of their material obligations hereunder (each a “Distributee Member”), with each Distributee Member receiving an undivided ownership interest therein on a pro rata basis in the proportion required by Section 10.5, subject to Section 10.8(e), as follows:
     (A)      Co-exclusive in all respects, and “co-exclusive” means that such license is exercisable by each Member or its designated Affiliate, and that the Company retains no rights to exercise any such licensed Intellectual Property);
     (B)      Free of any obligation to make accounting or pay royalties or license fees or other amounts; and

     (C)      Perpetual and irrevocable.
     (d)      Maintenance and Enforcement of Intellectual Property. With respect to any issued patents, registered trademarks or registered copyrights and any applications to obtain or register the same that are distributed in accordance with Section 10.8(c)(i) (the “Registered Intellectual Property”), responsibility for the prosecution, registration, maintenance and protection thereof will be allocated to the Members with an ownership interest therein, subject to Third Party rights, as follows:
     (i)      in the case of Registered Intellectual Property licensed to a Member in connection with an Opt-In Election, in accordance with Section 9 of the License Agreement; and
     (ii)      in the case of Registered Intellectual Property licensed to a Member in connection with a Buy-Out, as determined by the Parties at the time of the Buy-Out, it being agreed that the Parties intend such allocation to be substantially similar to the provisions of Section 9 of the License Agreement as they apply to an Opt-In Product.
     (e)      Non-Transferable Licenses. As to any items of Intellectual Property and other indivisible assets that would have been distributed under Section 10.8(c)(i) but for the lack of a transferable right or license in the Company, the liquidator will use commercially reasonable efforts such that each Distributee Member thereunder has, from and after the time of dissolution, rights or licenses to use such Intellectual Property and other indivisible assets in the same manner and to the same extent as the Company.
     (f)      Binding on Transferees. In the event a Member transfers its interest in any Intellectual Property distributed or licensed to it under this Section 10.8, it will cause the transferee to agree in writing to be bound by the applicable obligations of this Section 10.8.
     (g)      Termination of Ancillary Agreements; Further Assurances.
     (i)      Upon consummation of a termination of this Agreement and the distribution or liquidation of the assets of the Company pursuant to this Article 10, the parties hereto will cause the termination of the Ancillary Agreements subject to the provisions of this Section 10.8 or unless otherwise agreed by the Members. At or any time after such distribution or liquidation, the Parties will execute and deliver such written agreements and instruments as may be requested by any Member or its Affiliate to confirm or document the licenses, rights and obligations of each Member, as described herein and in the License Agreement; provided, however:
     (ii)      The intent of the Parties is that all of such licenses, rights and obligations be self executing automatically, and without further act by any Person, upon the occurrence of the event that triggers the same;
     (iii)      Execution and delivery of any such written agreement or instrument is neither a condition precedent to nor a requirement or pre-requisite for the effectiveness of any of such licenses, rights and obligations; and

     (iv)      Neither a failure to make such request nor a failure to mutually agree on the text of and/or to execute or deliver any such written agreement or instrument will limit or constrain any of such licenses, rights and obligations.
     (h)      Survival of Provisions. The provisions of, and the licenses, rights and obligations set forth in, this Section 10.8 will survive any termination of this Agreement, any dissolution of the Company and any distribution of the assets of the Company pursuant to this Article 10 and will continue until fully performed.
ARTICLE 11
Exculpation and Indemnification
     11.1    Duties of Directors.
     Subject to the last sentence of this Section 11.1, each Director will owe such duty of loyalty and due care to the Company as is required of a director of a for profit corporation organized and existing under the Delaware General Corporation Law (the “DGCL”) to which the provisions of Subchapter XIV of the DGCL are not applicable, will discharge his or her duties in good faith with the care an ordinary prudent Person in like position would exercise under similar circumstances and in a manner such Director reasonably believes to be in the best interests of the Company, and in so acting will enjoy each and every protection afforded to the directors of a Delaware corporation under applicable Delaware law, including those afforded by the business judgment rule and the presumptions afforded thereby and the limitation on personal liability to the maximum extent permitted by Section 102(b) of the Delaware General Corporation Law as if the provisions thereof were set forth in this Agreement; provided, however, that any act of a Director relating to or affecting an acquisition or a potential acquisition of the Company will not be subject to a higher level of duty or greater scrutiny than is applied to any other act of a Director; provided, further, that the provisions of Section 3.6 hereof will, to the maximum extent necessary to give effect thereto, be construed as a “renunciation” of interest or expectancy in, or as being offered an opportunity to participate in, business opportunities presented to the Company or its Members, Directors or Officers as contemplated by Section 122(17) of the DGCL. Notwithstanding the foregoing, the Members understand that actions or refusals to act by a Director taken with respect to a matter requiring approval of Directors at the direction of the Member who designated such Director, if any, will not be a breach of such Director’s fiduciary duty to the Company or the other Members.
     11.2    Exculpation.
     No Member or Affiliate, director or officer thereof, Director, Officer, or employee or agent of the Company (each an “Indemnified Party”) will be liable, responsible or accountable for damages or otherwise to any other Member, their Affiliates or the Company for (i) any act performed or omission within the scope of the authority conferred on the Indemnified Party by this Agreement or otherwise by the Managing Board except for the gross negligence, fraud or willful misconduct (including any willful violation of the terms of this Agreement) of such Indemnified Party, (ii) the Indemnified Party’s performance of, or failure to perform, any act on the reasonable reliance on advice of legal counsel to the Company or its accountants or other experts retained by the Company, or (iii) the negligence, dishonesty or bad faith of any agent, consultant or broker of the Company selected, engaged or retained in good faith and with reasonable prudence. Each Member may (on its own behalf or on behalf of any Director designated by such Member, any Affiliates of such Member or their respective partners, shareholders, directors, officers, employees or agents) consult with counsel, accountants and other experts in respect of the Company’s affairs and such Member will be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel, accountants or other experts; provided, however, that such counsel, accountant or other experts will have been selected with reasonable care. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 11.2 will not be construed so as to relieve (or attempt to relieve) an Indemnified Party of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but will be construed so as to effectuate the exculpation of the Member Indemnified Party to the fullest extent permitted by law.
     11.3    Indemnification by the Company.
     (a)      In any threatened, pending or completed action, suit or proceeding, each Indemnified Party who is an Officer, Director or Member or Affiliate or director or officer thereof (the “Member Indemnitees”) will, to the fullest extent permitted by law, be fully protected and indemnified and held harmless by the Company against all Losses incurred by virtue of his or her status as a Member Indemnitee or with respect to any action or omission taken or suffered in good faith, other than liabilities and losses resulting from the fraud, breach of fiduciary duty or willful misconduct (including any willful violation of the terms of this Agreement) of such Member Indemnitee. Any Indemnified Party who is not an Officer, Director or Member may, upon approval of the Managing Board, to the fullest extent permitted by law, be fully protected and indemnified and held harmless by the Company against all Losses incurred by virtue of his or her status as an Indemnified Party or with respect to any action or omission taken or suffered in good faith, other than liabilities and losses resulting from the fraud, breach of fiduciary duty or willful misconduct (including any willful violation of the terms of this Agreement) of such Indemnified Party. The indemnification provided by this Section 11.3 will be recoverable only out of the assets of the Company, and no Member will have any personal liability on account thereof.
     (b)      To the extent that, at law or in equity, an Indemnified Party has duties (including fiduciary duties) and liabilities relating thereto to the Company, any Member or to any other Indemnified Party, an Indemnified Party acting under this Agreement will not be liable to the Company or to any Member or to any other Indemnified Party for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of an Indemnified Party otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Indemnified Party.
     (c)      As a condition precedent to the Member Indemnitee’s right to be indemnified, the Member Indemnitee must notify the Company in writing as soon as practicable of any action, suit, proceeding or investigation involving him or her for which indemnity hereunder will or could be sought. With respect to any action, suit, proceeding or investigation of which the Company is so notified, the Company will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Member Indemnitee.
     (d)      In the event that the Company does not assume the defense of any action, suit, proceeding or investigation of which the Company receives notice under this Section 11.3, the Company will pay in advance of the final disposition of such matter any expenses (including attorneys’ fees) incurred by a Member Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom; provided, however, that the payment of such expenses incurred by a Member Indemnitee in advance of the final disposition of such matter will be made only upon receipt of an undertaking by or on behalf of the Member Indemnitee to repay all amounts so advanced in the event that it will ultimately be determined that the Member Indemnitee is not entitled to be indemnified by the Company as authorized in this Section 11.3, which undertaking will be accepted without reference to the financial ability of the Member Indemnitee to make such repayment; and further provided that the Member Indemnitee will repay the Company any such advancement of expenses in respect of a matter for which it is ultimately determined by a court of competent jurisdiction that (i) the Member Indemnitee did not act (A) in good faith and in a manner the Member Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company, or (B) in the good faith reliance on the provisions of this Agreement, or (ii) with respect to any criminal action or proceeding, the Member Indemnitee had reasonable cause to believe his conduct was unlawful.
     (e)      The Company will not indemnify a Member Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such Member Indemnitee unless the initiation thereof was approved by both Members. In addition, the Company will not indemnify a Member Indemnitee to the extent such Member Indemnitee is reimbursed from the proceeds of insurance, and in the event the Company makes any indemnification payments to a Member Indemnitee and such Member Indemnitee is subsequently reimbursed from the proceeds of insurance, such Member Indemnitee will promptly refund such indemnification payments to the Company to the extent of such insurance reimbursement.
     (f)      All determinations hereunder as to the entitlement of a Member Indemnitee to indemnification or advancement of expenses will be made in each instance by (i) the Managing Board, (ii) independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Company), or (iii) a court of competent jurisdiction.
     (g)      The indemnification rights provided in this Section 11.3 (i) will not be deemed exclusive of any other rights to which a Member Indemnitee may be entitled under any law, agreement or otherwise, and (ii) will inure to the benefit of the heirs, executors and administrators of the Member Indemnitees. The Company may, to the extent authorized from time to time by the Managing Board, grant indemnification rights to other employees or agents of the Company or other Persons serving the Company and such rights may be equivalent to, or greater or less than, those set forth in this Section 11.3. Any indemnification to be provided hereunder may be provided although the Person to be indemnified is no longer a Member, Director or Officer or an Affiliate, or a director or officer of a Member. Notwithstanding the foregoing, the indemnification rights provided in this Section 11.3 do not replace, amend or supersede the indemnity provisions set forth in the License Agreement.

     11.4 Insurance.
     The Company may purchase and maintain insurance on behalf of any Person who is or was a Member, Director, Officer, employee or agent of the Company, or is or was serving at the request of the Company as a manager, member, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, for any liability asserted against such Person and liability and expenses incurred by such Person in such Person’s capacity as Member, Director, Officer, employee or agent, or arising out of such Person’s status as such, whether or not the Company has the authority to indemnify such Person against such liability and expenses. Notwithstanding the foregoing, the Company will purchase or obtain directors’ and officers’ insurance at a level of coverage that is customary for an entity conducting a business of similar size, with a minimum level of coverage in the amount of $3.0 million.
     11.5    Notice of Indemnification and Advancement.
     Any indemnification of, or advancement of expenses to an Indemnified Party in accordance with this Article 11, if arising out of a proceeding by or on behalf of the Company, will be reported in writing to the Members.
     11.6    Repeal or Modification.
     Any repeal or modification of this Article 11 will not adversely affect any right of any indemnitee existing hereunder at the time of such repeal or modification.
     11.7    Indemnification by Members.
     (a)      Subject to the terms and conditions of this Article 11, each Member hereby agrees to indemnify and hold harmless the Company and each other Member and such other Member’s respective directors, officers, employees, members, managers, representatives or agents and stockholders (the “Company Indemnitees”) from any liability for, or to the extent arising directly out of or based on (i) any Tax of such Member or any subsidiary of such Member (other than the Company and its subsidiaries for any period or portion thereof beginning after the Effective Date); and (ii) any Third Party claim arising out of (A) any actual or alleged death, personal bodily injury or damage to real or tangible personal property claimed to result, directly or indirectly, from the possession, use or consumption of, or treatment with, any miRNA Compound or miRNA Therapeutic Developed, Manufactured and/or Commercialized by such Member, its Affiliates or Sublicensees pursuant to a Buy-Out, regardless of the form in which any such claim is made, (B) any actual or alleged infringement or unauthorized use or misappropriation of any Patent Right or other intellectual property right of a Third Party with respect to the activities of such Member, its Affiliates or Sublicensees hereunder, (C) any breach by such Member of its warranties or covenants under this Agreement given to the other Party seeking indemnification hereunder, or (D) any grossly negligent act or omission, fraud or willful misconduct of such Member or its Affiliates, or any of their employees, contractors or agents, in performing its obligations or exercising its rights under this Agreement; provided, however, that the foregoing indemnity will not apply with respect to a Party and its directors, officers, employees, members, managers, representatives or agents to the extent that any such Losses are

(i)      attributable to the gross negligence or willful misconduct of such Party or its officers or directors or (ii) otherwise subject to an obligation by such Party to indemnify the Member Indemnitees under Section 11.3(a).
     (b)      A Company Indemnitee will notify the indemnifying Member of any action, claim or proceeding (“Claim”) for Losses in writing, and in reasonable detail, as promptly as reasonably possible after receipt by such Company Indemnitee of notice of such Claim; provided, however, that failure to give such notification on a timely basis will not affect the indemnification provided hereunder except to the extent that such indemnifying Member will have been actually prejudiced as a result of such failure. The indemnifying Member will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to the Company Indemnitee and the payment of such counsel’s fees and expenses. Thereafter, the Company Indemnitee will promptly deliver to the indemnifying Member copies of all notices and documents received by the Indemnitee relating to such Claim.
     (c)      The indemnifying Member will keep the Indemnitee advised as to all material developments in connection with any Claim, including promptly furnishing to the Indemnitee copies of all material documents filed or served in connection therewith. The indemnifying Member may not settle or compromise any Claim or consent to the entry of any judgment without the Company Indemnitee’s consent (which consent may not unreasonably be withheld), unless such settlement, compromise or judgment involves only the payment of money damages by the indemnifying Member (which payment is made or adequately provided for at the time of such settlement, compromise or judgment) or provides for the unconditional release by the claimant or plaintiff of the Company Indemnitee and its Affiliates from all liability in respect of such Claim and does not impose injunctive relief against any of them. The Company Indemnitee will provide reasonable assistance to the indemnifying Member in the defense of the Claim.
     (d)      In the event that the indemnifying Member, within twenty (20) Business Days after receiving written notice of any such Claim, fails to assume the defense thereof, the Company Indemnitee will have the right to undertake the defense, compromise or settlement of such Claim at the expense of the indemnifying Member.
     (e)      If a Company Indemnitee receives a refund or credit of Taxes or insurance benefits for which it has been indemnified pursuant to this Section 11.7, such Company Indemnitee agrees to pay the indemnifying Member the amount of such refund, credit or benefits (including any interest received thereon) up to the amount paid by the indemnifying Member to indemnify the Company Indemnitee pursuant to this Section 11.7.
     11.8    Limitation on Damages.
     (a)      Neither any Member nor the Company will be liable to the other for any indirect, special, incidental or consequential loss or damage or for loss of profits or loss of use suffered by a Member or the Company arising from or relating to a Member’s performance, non-performance, breach of or default under a covenant, warranty, representation, term or condition hereof; and each Member and the Company, other than with respect to a claim arising from such other Member’s willful misconduct or fraudulent actions, waives and relinquishes claims for indirect, special, incidental or consequential damages.

     (b)      The limitations on liability and damages set out in Section 11.8(a) apply to all causes of action that may be asserted under this Agreement, other than a cause of action resulting from another Member’s willful misconduct or fraudulent actions, whether sounding in breach of contract, breach of warranty, tort, product liability, negligence or otherwise.
     11.9    Contractual Limitation Period.
     To be subject to indemnification hereunder, any Dispute arising from this Agreement and involving the Members or the Company must be commenced prior to the earlier of (i) the applicable statute of limitation and (ii) the third (3rd) anniversary of the occurrence of the cause of action giving rise to the Dispute; provided, however, that the foregoing shall not be applicable to any Dispute under Section 11.7(a)(ii)(A).
ARTICLE 12
Inspection of Records; Annual and Other Reports; Confidentiality
     12.1    Records to be Kept.
     The Company will keep at its registered office:
     (a)      A current list of the full name and last known business, residence or mailing address of each Member and each Director separately identifying the Members and Directors in alphabetical order;
     (b)      A copy of the filed Certificate and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any document has been executed;
     (c)      Copies of this Agreement, and all amendments hereto, and copies of each Ancillary Agreement, and all amendments thereto;
     (d)      Copies of the Company’s federal and state income tax returns and reports;
     (e)      Copies of any financial statements of the Company for the [**] most recent years; and
     (f)      The minutes of all meetings of the Managing Board and all meetings of the Members.
     12.2    Inspection of Company Records.
     The accounting books and records, the record of Members, and minutes of proceedings of the Members of the Company set forth in Section 12.1 and any other information a Member is entitled to inspect pursuant to Section 18-305 of the Act, will be open to inspection upon the reasonable request of any Member at any reasonable time during usual business hours, for a purpose reasonably related to such Member’s interest as a Member. Such inspection by a Member may be made in person or by its agent or attorney, and the right of inspection includes the right to copy and make extracts at the inspecting Member’s expense.

     12.3    Reports.
     (a)      Commencing with respect to the period beginning on the Effective Date and ending December 31, 2007, and for each Fiscal Year during the term hereof after such interim period, the Company will deliver or mail to each Member the audited annual financial statements of the Company at least three (3) weeks prior to the earliest date by which either Member is required to file its annual report on Form 10-K for such Fiscal Year (or such earlier time as may be required by either Member to satisfy its reporting obligations under law, including without limitation, the rules and regulations of the SEC), which financial statements will have been prepared in accordance with U.S. generally accepted accounting principles and audited by the accounting firm approved by the Managing Board, which shall be the same accounting firm appointed by the Consolidating Member.
     (b)      Commencing with respect to the period beginning on the Effective Date and ending on September 30, 2007, for each fiscal quarter during the term hereof after such interim period (other than the fourth quarter), the Company will deliver or mail to each Member an unaudited balance sheet of the Company as at the end of such quarter and unaudited statements of income and cash flows of the Company for such quarter and for the current fiscal year to the end of such fiscal quarter within fourteen (14) days after the end of each fiscal quarter of the Company (or such earlier time as may be required by the Member to satisfy its reporting obligations under law, including without limitation, the rules and regulations of the SEC).
     (c)      Commencing with respect to the period beginning on the Effective Date and ending on September 30, 2007, the Company will deliver to each Member an unaudited balance sheet of the Company as at the end of such month and unaudited statements of income and of cash flows of the Company for such month and for the current fiscal year to the end of such month promptly following the Company’s completion of the review of its financial statements for such month (other than the last month of any fiscal quarter) (or such earlier time as may be required by the Member to satisfy its reporting obligations under law, including without limitation, the rules and regulations of the SEC).
     (d)      The income statements and balance sheets referred to in this Section 12.3 will be accompanied by the report thereon, if any, of any independent accountants engaged by the Company or by the certificate of the President that such financial statements were prepared without audit from the books and records of the Company.
     12.4    Confidentiality.
     (a)      Each Member and the Company will, and will cause each of its Affiliates, and its and their respective members, shareholders, directors, officers, employees, advisors and agents (collectively, “Representatives”), to keep secret and retain in strictest confidence, except as provided in subsection (c) hereof, any and all Confidential Information received by it (“Recipient”) from another Member or the Company or their respective Affiliates or Representatives (“Disclosing Party”) and will not distribute, disseminate or disclose a Disclosing Party’s Confidential Information, and such Recipient will cause its Representatives not to distribute, disseminate or disclose such Confidential Information, except to (i) the Company, (ii) any lender to the Company, (iii) any Member or any of their respective Affiliates or Representatives on a “need to know” basis in connection with the transactions leading up to and contemplated by this Agreement and the operation of the Business and the Company, which shall include disclosure to a Member’s independent public accountants and tax and financial advisors, and who are bound by an obligation to maintain in confidence the Confidential Information of the Disclosing Party to the same extent as if they were parties hereto, (iv) any other Person that agrees in writing to keep in confidence such Confidential Information in accordance with the terms of this Section 12.4, or (v) as permitted under the Ancillary Agreements; provided, however, that the disclosure of financial statements of, or other information relating to, the Company will not be deemed to be the disclosure of Confidential Information (i) to the extent that any Member is required by law, including without limitation, the rules and regulations promulgated by the SEC, or GAAP to disclose such financial statements or other information; (ii) to the extent that in order to sustain a position taken for tax purposes, any Member deems it necessary and appropriate to disclose such financial statements or other information or (iii) if the disclosure of such information to a Member’s Representatives is in the ordinary course of such Member’s business. In addition, each Party may make Permitted Disclosures of another Party’s Confidential Information. All Confidential Information disclosed in connection with the Company or pursuant to this Agreement will remain the property of the Person whose property it was prior to such disclosure.
     (b)      In the event that a Recipient or anyone to whom a Recipient transmits any Confidential Information becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, investigative demand or similar process or by rules or regulations of any securities exchange or NASDAQ) to disclose any of the Confidential Information, such Recipient will use its Commercially Reasonable Efforts to provide the Disclosing Party with prompt written notice prior to disclosure (not less than 24 hours) so that the Disclosing Party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Disclosing Party waives compliance with the provisions of this Section 12.4, the Recipient who is compelled to disclose such Confidential Information will furnish only that portion of the Confidential Information which (based on the advice of counsel) it is legally required to disclose and will exercise its Commercially Reasonable Efforts (but without incurring significant expense) to obtain reliable assurance that protective treatment will be accorded the Confidential Information.
     (c)      No Party will have the right to make any public announcements with respect to this Agreement or the Ancillary Agreements, nor publicly disclose the terms of this Agreement or the Ancillary Agreements, without the prior written consent of the other Parties, except as follows:
          (i)      The Parties will issue a mutually agreed upon press release in the form attached as Schedule 12.4.
          (ii)      Each Party may make subsequent disclosures of information to the same extent that such information has been previously disclosed in accordance with this Agreement.
          (iii)      Each Member may publicly file this Agreement and/or the Ancillary Agreements with the SEC in a redacted form as mutually agreed in good faith and consistent with custom in the industry (provided, however, that, if such agreement is not reached within a reasonable period of time after the Effective Date in order for such Member to comply with law, such Member may file this Agreement and/or the Ancillary Agreements in a redacted form reasonably determined by such Member), and will request, and use Commercially Reasonable Efforts to obtain, confidential treatment of all terms redacted from such redacted form of this Agreement and the Ancillary Agreements; provided that the redaction of such terms is permitted by the applicable rules and regulations of the SEC.
          (iv)      Each Party may disclose this Agreement and the Ancillary Agreements in whole or in part to (i) its then-current and potential Affiliate and Third Party licensors, collaborators and sublicensees, and (ii) its then-current and potential investors, lenders and acquirers (and their respective legal counsel); provided that such Persons are bound to maintain the confidentiality of this Agreement and the Ancillary Agreements to the same extent as if they were parties hereto.
     (d)      Each Member who ceases to be a Member will, and will cause its Affiliates and Representatives to, maintain the confidentiality required by this Section 12.4. Notwithstanding the foregoing, if a license is granted by the Company to the Member in connection with such Member’s ceasing to be a Member, such Member’s obligations under this Section 12.4(d) will be deemed modified to the extent necessary to give full effect to such license.
     (e)      To the fullest extent permitted by law, if a Recipient breaches, or threatens to commit a breach of, this Section 12.4, the other Members and, in the case of such breach, or threat to commit a breach, of this Section 12.4 by a Member or its Affiliate or Representative, the Company will have the right and remedy to have this Section 12.4 specifically enforced, it being acknowledged and agreed that money damages will not provide an adequate remedy to such other Members or the Company. Nothing in this Section 12.4 will be construed to limit the right of any Member or the Company to collect money damages in the event of breach of this Section 12.4.
ARTICLE 13
Miscellaneous
     13.1    Governing Law.
     This Agreement will in all respects be governed by and construed in accordance with the substantive laws of the State of Delaware, without regard to its choice of law rules.
     13.2    Amendments.
     Any amendment of the Certificate and this Agreement will be in writing and be duly executed by each Member (or by the Chairperson of the Managing Board solely with respect to conforming amendments to Schedule 3.1) and, in the case of an amendment to the Certificate, will be executed and filed in accordance with Section 18-202 of the Act.

     13.3    Nature of Membership Interest; Agreement Is Binding upon Successors.
     The successors, assigns and legal representatives of each Member will be bound by the provisions of this Agreement, including Article 8, Article 11 and Section 12.4.
     13.4    Seal.
     The President may adopt a seal of the Company in such form as the President will decide.
     13.5    Entire Agreement.
     This Agreement, together with the Ancillary Agreements, including the exhibits and schedules hereto and thereto, constitutes the entire agreement among the Members and the Company with respect to the specific subject matter hereof, and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties with respect to such specific subject matter. No party hereto will be liable or bound to the other in any manner by any warranties, representations or covenants with respect to the subject matter hereof except as specifically set forth herein. Notwithstanding the foregoing and except as provided herein or in any Ancillary Agreement, neither the dissolution of the Company nor the termination of any Ancillary Agreement will have any affect on any other agreement or contract between the Members, and the termination or cancellation of any such other agreement or contract will have no effect on this Agreement or any Ancillary Agreement.
     13.6   Further Actions.
     Each Member will execute and deliver such other certificates, agreements and documents, and take such other actions, as may reasonably be requested by the Company in connection with the formation of the Company and the achievement of its purposes, including (a) any documents that the Company deems necessary or appropriate to form, qualify or continue the Company as a limited liability company in all jurisdictions in which the Company conducts or plans to conduct the Business and (b) all such agreements, certificates, tax statements and other documents as may be required to be filed in respect of the Company.
     13.7    Power of Attorney.
     Each Member hereby constitutes and appoints the President with full power of substitution, the true and lawful attorney-in-fact and agent of such Member, to execute, acknowledge, verify, swear to, deliver, record and file, in its or its assignee’s name, place and stead, all in accordance with the terms of this Agreement, all instruments, documents and certificates which may from time to time be required by the laws of the United States of America, the State of Delaware, any other jurisdiction in which the Company conducts or plans to conduct its affairs, or any political subdivision or agency thereof to effectuate, implement and continue the valid existence and affairs of the Company, including the power and authority to verify, swear to, acknowledge, deliver, record and file:
     (a)      all certificates and other instruments, including any amendments to this Agreement or to the Certificate, which the Managing Board deems appropriate to form, qualify or continue the Company as a limited liability company in the State of Delaware and all other jurisdictions in which the Company conducts or plans to conduct its affairs; and
     (b)      certificates of assumed name and such other certificates and instruments as may be necessary under the fictitious or assumed name statutes from time to time in effect in the State of Delaware and all other jurisdictions in which the Company conducts or plans to conduct its affairs.
     Such attorneys-in-fact and agents will not, however, have the right, power or authority to amend or modify this Agreement when acting in such capacities, except to the extent authorized herein. The power of attorney granted herein will be deemed to be coupled with an interest, will survive and not be affected by the dissolution, bankruptcy or legal disability of the Member and will extend to its successors and assigns; and may be exercisable by such attorney-in-fact and agent for all Members (or any of them) by listing all (or any) of such Members required to execute any such instrument, and executing such instrument acting as attorney-in-fact. Any Person dealing with the Company may conclusively presume and rely upon the fact that any instrument referred to above, executed by such attorney-in-fact and agent, is authorized, regular and binding, without further inquiry. If required, each Member will execute and deliver to the Company within five (5) days after the receipt of a request therefor, such further designations, powers of attorney or other instruments as the Company will reasonably deem necessary for the purposes described in this Section 13.7.
     13.8    No Third Party Beneficiary.
     Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto, and their respective successors and permitted assigns, the Indemnified Parties, the Member Indemnitees and Company Indemnitees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.
     13.9    Notice.
     Except where otherwise specifically provided in this Agreement, all notices, requests, consents, approvals and statements will be in writing and will be deemed to have been properly given by (i) personal delivery, (ii)  electronic facsimile transmission, (iii) electronic mail, or by (iv) nationally recognized overnight courier service, addressed in each case, to the intended recipient as set forth below:

To the Company:	Regulus Therapeutics LLC
1896 Rutherford Road
Carlsbad, California 92008
Attention: President

With a copy to:	Alnylam and/or Isis at the addresses below

To Alnylam:	Alnylam Pharmaceuticals, Inc.
300 Third Street, 3rd Floor
Cambridge, MA 02142
Attention: Vice President, Legal

With a copy to:	WilmerHale
60 State Street
Boston, MA 02109
Attention: Steven D. Singer, Esq.

To Isis:	Isis Pharmaceuticals, Inc.
1896 Rutherford Road
Carlsbad, California 92008
Attention: Chief Financial Officer

With a copy to:	Isis Pharmaceuticals, Inc.
1896 Rutherford Road
Carlsbad, California 92008
Attn: General Counsel
(fax) 760-268-4922
Such notice, request, demand, claim or other communication will be deemed to have been duly given on (a) the date of personal delivery, (b) the date actually received if by facsimile or electronic mail; or (c) on the third Business Day after delivery to a nationally recognized overnight courier service, as the case may be. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
     13.10    Limited Liability Company.
     The Members agree to form a limited liability company and do not intend to form a partnership or other relationship in which a Member has or has had any interest in the business or affairs or assets of the other Members or their Affiliates under the laws of the State of Delaware or any other laws; provided, however, that, to the extent permitted by law, the Company will be treated as a partnership for federal, state and local income tax purposes. No Member is the agent of the other and no Member is authorized to take any action on behalf of the other, except as set forth herein or in an Ancillary Agreement.
     13.11    Fees and Expenses.
     Each party will pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and each Ancillary Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of any of this Agreement or any of the Ancillary Agreements, the prevailing party will be entitled to reasonable attorneys’

fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. For purposes of this Section 13.11, “prevailing party” means the net winner of a Dispute, taking into account the claims pursued, the claims on which the pursuing party was successful, the amount of money sought, the amount of money awarded, and offsets or counterclaims pursued (successfully or unsuccessfully) by the other Party. If a written settlement offer is rejected and the judgment or award finally obtained is equal to or more favorable to the offeror than an offer made in writing to settle, the offeror is deemed to be the prevailing party from the date of the offer forward.
     13.12    Counterparts.
     This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument, and will become effective when there exist copies hereof which, when taken together, bear the authorized signatures of each of the parties hereto. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.
     13.13    Precedence.
     The provisions of this Agreement will prevail over any inconsistencies or conflicting provisions of any of the Ancillary Agreements.
     13.14    Titles and Subtitles; Form of Pronouns; Construction and Definitions.
     The titles of the Sections and paragraphs of this Agreement are for convenience only and are not to be considered in construing this Agreement. All pronouns used in this Agreement will be deemed to include masculine, feminine and neuter forms, the singular number includes the plural and the plural number includes the singular and will not be interpreted to preclude the application of any provision of this Agreement to any individual or entity. Unless the context otherwise requires, (i) each reference in this Agreement to a designated “Section,” “Schedule,” “Exhibit,” or “Appendix” is to the corresponding Section, Schedule, Exhibit, or Appendix of or to this Agreement; (ii) the word “or” will not be applied in its exclusive sense; (iii) “including” will mean “including, without limitation”; (iv) references to “$” or “dollars” will mean the lawful currency of the United States; and (v) ”herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. References in this Agreement to particular sections of the Code, the Act or to any other provisions of Delaware law will be deemed to refer to such sections or provisions as they may be amended or succeeded after the date of this Agreement.
     13.15    Severability.
     If one or more provisions of this Agreement are held by a proper court or arbitral tribunal to be unenforceable under applicable law, the unenforceable portions of such provisions, or such provisions in their entirety, to the extent necessary and permitted by law, will be severed herefrom, and the balance of this Agreement will be enforceable in accordance with its terms.

     13.16    Survival of Certain Provisions.
     The obligations of each Member pursuant to Section 11 will survive until 30 days after the expiration of all statutes of limitation applicable to the matters referred to therein and the obligations of the Members pursuant to Section 12.4 will survive for a period of [**] years following the termination of this Agreement and the winding-up, liquidation and dissolution of the Company.
     13.17    Survival of Warranties.
     The warranties, representations and covenants of the Company contained in or made pursuant to this Agreement will survive the execution and delivery of this Agreement and will in no way be affected by any investigation of the subject matter thereof made by or on behalf of a Member or the Company.
     13.18    Waiver of Partition.
     Except as may otherwise be required by law in connection with the winding-up, liquidation and dissolution of the Company in accordance with Article 10 or the Act, each Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Company’s property.
     13.19    Delaware Limited Liability Company Act Prevails.
     Unless the context otherwise requires, the general provisions, rules of construction and definitions contained in the Act and the DGCL will govern the construction of this Agreement; provided, however, that in the event of any inconsistency between such laws, the provisions of the Act will prevail.
     13.20    Specific Performance.
     The failure of any party to this Agreement to perform its agreements and covenants hereunder may cause irreparable injury to the other parties to this Agreement for which monetary damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the granting of equitable relief (including specific performance and injunctive relief) by any court of competent jurisdiction to enforce any Member’s obligations hereunder. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this Section 13.20 is without prejudice to any other rights that the Members and the Company hereto may have for any failure to perform this Agreement.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the Company and its Members hereby execute this Limited Liability Company Agreement as of the date first written above.

REGULUS THERAPEUTICS LLC,
a Delaware limited liability company

By:	/s/ Philip T. Chase

Name:	Philip T. Chase

Title:	Authorized Person

ALNYLAM PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Barry Greene

Name:	Barry Greene

Title:	Chief Operating Officer

ISIS PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ B. Lynne Parshall

Name:	B. Lynne Parshall

Title:	EVP & CFO

SCHEDULE 1
DEFINITIONS
     “Act” has the meaning provided in the recitals of this Agreement.
     “Additional Capital Contribution” has the meaning provided in Section 6.1(c).
     “Additional Requested Capital Contribution” has the meaning provided in Section 6.1(d).
     “Affected Member” has the meaning provided in the definition of “Change in Control.”
     “Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person. For purpose of this definition only, “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance. For purposes of this Agreement, including the other definitions set forth in this Schedule 1, (i) the Company will not be deemed to be an Affiliate of any Member and (ii) a Member and its Affiliates will not be considered an Affiliate of the Company.
     “Agreement” means this Limited Liability Company Agreement, as amended from time to time.
     “Alnylam” has the meaning provided in the preamble of this Agreement.
     “Alnylam Director” has the meaning provided in Section 4.1.
     “Alnylam Initial IP Contribution” has the meaning provided in Section 6.1(a).
     “Ancillary Agreements” means the License Agreement, the Services Agreement, the Director Consulting Agreements and the SAB Consulting Agreements, each as amended from time to time.
     “Approved Operating Plan” has the meaning provided in Section 5.2(c).
     “Bankruptcy” will mean, with respect to a Person,
     (a) an adjudication that it is bankrupt or insolvent, or the entry of an order for relief under applicable bankruptcy or any similar law;
     (b) the making by it of a general assignment for the benefit of creditors;
     (c) the commencement by it of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect (other than a liquidation for tax
Schedule 1

restructuring purposes that results in a Member’s Membership Interest being distributed to a permitted assignee under this Agreement), or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official over it or any substantial part of its property, or consent to any such relief or to the appointment of or taking of possession by any such official in an involuntary case or other proceeding commenced against it; or
     (d) the commencement against it of an involuntary case or other proceeding seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official over it or any substantial part of its property, such involuntary case or other proceeding remaining undismissed or unstayed for a period of sixty (60) days.
     “Bidding Party” has the meaning provided in Section 9.3(e)(i).
     “Bona Fide Collaboration” means a collaboration (pursuant to a written agreement) between the relevant Member or one of its Affiliates, on the one hand, and a Third Party, on the other hand, involving the Development of miRNA Compounds or miRNA Therapeutics in which such Member or such Affiliate plays an integral, though not necessarily dominant or co-equal, role in the decision-making, relating to the Development of miRNA Compounds or miRNA Therapeutics, and which may, thereafter, involve the Commercialization of any such miRNA Compounds and miRNA Therapeutics.
     “Book Value” means the value of the Company’s assets less the Company’s liabilities, all as determined in accordance with United States Generally Accepted Accounting Principles.
     “Business” has the meaning provided in Section 2.5.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are required or authorized by law to be closed in San Diego, California.
     “Buy-Out” has the meaning provided in Section 9.1(a).
     “Buy-Out Negotiation Period” has the meaning provided in Section 9.3(a).
     “Buy-Out Notice” has the meaning provided in Section 9.1(a).
     “Buy-Out Notice Period” has the meaning provided in Section 9.1(a).
     “Buy-Out Party” has the meaning provided in Sections 9.3(d)(vi) and 9.3(e)(vi).
     “Buy-Out Product” means any miRNA Therapeutic that is Developed, Manufactured or Commercialized pursuant a Research Program or Development Project obtained by a Member pursuant to Section 9.3(d) or 9.3(e).
     “Capital Account” has the meaning provided in Section 6.4(a).

Schedule 1-2

     “Capital Contribution” means a contribution made to the Company by a Member pursuant to Section 6.1 hereof and, in the case of all of the Members, the aggregate of all of such Capital Contributions.
     “Capital Contribution Schedule” has the meaning provided in the definition of “Operating Plan.”
     “Certificate” has the meaning provided in the recitals of this Agreement.
     “Chairperson” has the meaning provided in Section 4.1(b).
     “Change of Control” means, with respect to a Member (the “Affected Member”), the earlier of (x) the public announcement of and (y) the closing of: (a) a merger, reorganization or consolidation involving the Affected Member in which its shareholders immediately prior to such transaction would hold less than 50% of the securities or other ownership or voting interests representing the equity of the surviving entity immediately after such merger, reorganization or consolidation, or (b) a sale to a Third Party of all or substantially all of the Affected Member’s assets or business relating to this Agreement. Any Member will notify each other Member within two (2) Business Days of entering into an agreement which, if consummated, would result in a Change of Control.
     “Claim” has the meaning provided in Section 11.7(b).
     “Code” means the United States Internal Revenue Code of 1986, as amended, or any corresponding provision or provisions of any succeeding law.
     “Collaboration Working Group” has the meaning provided in the License Agreement.
     “Commercialization” or “Commercialize” means any and all activities directed to marketing, promoting, detailing, distributing, importing, having imported, exporting, having exported, selling or offering to sell a miRNA Therapeutic following receipt of Regulatory Approval for such miRNA Therapeutic.
     “Commercializing Party” means the Party Manufacturing, Developing or Commercializing a miRNA Therapeutic pursuant to a license granted under this Agreement or under Sections 2.2 or 5.6 of the License Agreement.
     “Commercially Reasonable Efforts” means, reasonable, diligent, good faith efforts to accomplish an objective as such Party would normally use to accomplish a similar objective, under similar circumstances exercising reasonable business judgment. With respect to the Development, Manufacturing or Commercialization of a miRNA Therapeutic, such efforts will be substantially equivalent to the efforts used by such Party for other products at similar stages in their development or product life and of similar market potential, taking into account the profile of the miRNA Therapeutic, the competitive landscape and other relevant factors commonly considered in similar circumstances. For all Parties the level of effort will be at least that of a typical medium sized biopharmaceutical company.
     “Company” has the meaning provided in the preamble of this Agreement.

Schedule 1-3

     “Company Indemnitees” has the meaning provided in Section 11.7(a).
     “Company Intellectual Property” means all Company Know-How and Company Patent Rights.
     “Company Know-How” means all Know-How conceived and/or developed by or on behalf of the Company (including by employees of a Member or its Affiliates in performance of the Services Agreement), or over which the Company otherwise acquires Control, including but not limited to any Know-How assigned to the Company by a Member, but specifically excluding Licensed IP.
     “Company Patent Rights” means any Patent Right claiming an invention conceived and/or developed by or on behalf of the Company (including by employees of a Member or its Affiliates in performance of the Services Agreement), or over which the Company otherwise acquires Control, including but not limited to any Patent Right assigned to Company by a Member, but specifically excluding Licensed IP.
     “Company Work Product” means all (i) Work Product conceived or developed solely by the Company (or by the employees, consultants or representatives) and (ii) any Intellectual Property conceived, authored or developed under or pursuant to an Ancillary Agreement and owned or made the property of Company by such Ancillary Agreement, in each case to the extent of Company’s interest therein.
     “Confidential Information” means, with respect to a Party, information which is (i) of a confidential and proprietary nature; and (ii) not readily available to that Party’s competitors and which, if known by a competitor of that Party, might lessen any competitive advantage of that Party or give such competitor a competitive advantage. Once a Member obtains an exclusive license, pursuant to Company Know-How, such Company Know-How will be considered Confidential Information (to the extent such Know-How otherwise is considered confidential herein) of such Member, rather than of the Company. The terms of this Agreement and each Ancillary Agreement will be Confidential Information of each Party.
     Notwithstanding the foregoing, information of a Party will not be deemed Confidential Information to the extent that the receiving Party can show by competent proof that such information:
     (a) was already known to the receiving Party, prior to the time of disclosure to such receiving Party pursuant to this Agreement;
     (b) is generally available in the public domain through no fault of the receiving Party or its Affiliates, or is known to Persons reasonably skilled in the field to which such information pertains;
     (c) was disclosed to such receiving Party by a Third Party lawfully in possession thereof; or

Schedule 1-4

     (d) was independently discovered or developed by employees or (sub)contractors of the receiving Party or any of its Affiliates, without the aid, application or use of Confidential Information of the disclosing Party.
     “Consolidating Member” has the meaning provided in Section 7.3(b).
     “Contesting Party” has the meaning provided in Section 9.3(e)(i).
     “Control” means, with respect to any Intellectual Property right, the possession of the right (whether by ownership, license or otherwise) to assign, or grant a license, sublicense or other right to or under, such Intellectual Property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party; provided, however, that neither Member will be deemed to Control Company Intellectual Property and no Party other than the relevant Member shall be deemed to Control such Member’s Licensed IP.
     “Counterbidding Party” has the meaning provided in Section 9.3(e)(ii).
     “Covered” means, (a) with respect to a patent, that, in the absence of a license granted to a Person under a Valid Claim included in such patent, the practice by such Person of an invention claimed in such patent would infringe such Valid Claim, or (b) with respect to a patent application, that, in the absence of a license granted to a Person under a Valid Claim included in such patent application, the practice by such Person of an invention claimed in such patent application would infringe such Valid Claim if it were to issue as a patent.
     “Defaulting Party” has the meaning provided in Section 6.1(e).
     “Develop” or “Development” means, with respect to a miRNA Compound or miRNA Therapeutic, any discovery, characterization, preclinical or clinical activity with respect to such miRNA Compound or miRNA Therapeutic, including human clinical trials conducted after Regulatory Approval of such miRNA Therapeutic to seek Regulatory Approval for additional Indications for such miRNA Therapeutic.
     “Development Plan” has the meaning provided in the definition of “Operating Plan.”
     “Development Project” means a Research Program for which the Company’s Officers and Managing Board agree there exists a sufficient portfolio of data to support the initiation of [**] on a miRNA Compound drug candidate targeting such miRNA.
     “DGCL” means the Delaware General Corporation Law, 8 Del. Code Sec. 101 et seq.
     “Director” has the meaning provided in Section 4.1(a).
     “Director Consulting Agreement” has the meaning provided in Section 4.5(c).
     “Disclosing Party” has the meaning provided in Section 12.4(a).
     “Dispute” means any dispute, controversy or claim concerning the validity, interpretation, scope, performance or enforceability of one or more provisions of this Agreement

Schedule 1-5

or any Ancillary Agreement; provided, however, that a difference of opinion concerning a choice among one or more business alternatives, including a matter subject to a vote by the Members or the Managing Board (but not concerning the legal consequences under this Agreement or any Ancillary Agreement of such choice or vote once made), in the operation or management of any aspect of the Company or its business that does not involve the interpretation of any provision of this Agreement or any Ancillary Agreement but involves only a disagreement between optimal and suboptimal decisions will not be a “Dispute.”
     “Distributee Member” has the meaning provided in Section 10.8(c)(i).
     “Distributed IP” has the meaning provided in Section 9.3(b).
     “Distribution Date” has the meaning provided in Section 10.3.
     “Effective Date” means the date set forth in the preamble of this Agreement.
     “Exclusivity Period” means, with respect to a Royalty-Bearing Product in a country, that period of time beginning with the first commercial sale of such Royalty-Bearing Product in such country and ending on the later to expire of (1) the time during which the applicable Regulatory Authority in such country is not permitted to grant Regulatory Approval for a generic equivalent of such Royalty-Bearing Product and (2) the last Valid Claim of the Patent Rights under the Licensed IP and/or Regulus IP licensed to the relevant Commercializing Party pursuant to the License Agreement or this Agreement Covering (i) the Manufacture of such Royalty-Bearing Product in such country, or (ii) the use, sale or other Commercialization of such Royalty-Bearing Product in such country.
     “Fair Market Value” means, with respect to any property, as of the date of determination, the cash price at which a willing buyer would buy and a willing seller would sell, each being apprised of all relevant facts and neither acting under compulsion, such property in an arm’s length, negotiated transaction with an unaffiliated third party without time constraints, determined according to the procedure set forth below. The Members will mutually select an independent expert who will provide a written determination of the requested valuation and such valuation will be binding upon the parties. If the Members fail to agree on an independent expert within [**] days of the delivery of the request for valuation, each of the Members will select an independent expert by written notice to the other Members. The independent experts so selected will meet and confer and attempt to agree on a valuation. If they reach such agreement, their written determination will be binding on the Members. If the independent experts are unable to agree upon a valuation within [**] days of their appointment, and the highest valuation is less than [**] percent ([**]%) of the lowest valuation, the valuation will be deemed to be the average of the valuations and such valuation will be binding on the Members. If the independent experts are unable to agree within [**] days of their appointment, and the highest valuation is greater than [**] percent ([**]%) of the lowest valuation, the independent experts will, within [**] days following expiration of such [**]-day period, select an additional independent expert. If the first independent experts cannot agree on an additional independent expert within such [**] day period, the additional independent expert will be designated by the independent certified public accountants of the Company. The additional independent expert will meet and confer with the first independent experts, but the decision of the independent expert whose valuation was the

Schedule 1-6

median amount will be binding on the Members. Such decision will be delivered in writing and state the reasons supporting it.
     “FDA” means the United States Food and Drug Administration or any successor agency thereto.
     “Field” means treatment and/or prophylaxis of any or all Indications.
     “Fiscal Year” means the annual accounting period of the Company, which is the twelve (12) months ended on December 31.
     “First Selection Right Bid” has the meaning provided in Section 9.3(d).
     “Future Operating Plan Contributions” has the meaning provided in Section 6.1(c).
     “GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R., Part 58, and comparable foreign regulatory standards.
     “[**]” means a [**].
     “Indemnified Party” has the meaning provided in Section 11.2.
     “Independent Director” means a Director who is not an (i) Affiliate, director or officer of, or an immediate family member of, any director or officer of the Member designating such Director, or (ii) an Officer or employee of, or immediate family member of any Officer or employee of, the Company.
     “Indication” means any disease or condition, or sign or symptom of a disease or condition, or symptom associated with a disease or syndrome.
     “Initial Approved Operating Plan” means the operating plan attached hereto as Exhibit A.
     “Initial Capital Contributions Schedule” means the schedule of capital contributions included in the Initial Approved Operating Plan, attached as Exhibit A.
     “Initial Commitment Period” has the meaning provided in Section 5.2.
     “Initial Operating Plan” has the meaning provided in Section 5.2.
     “Initial Operating Plan Contributions” has the meaning provided in Section 6.1(c).
     “Initiating Member” has the meaning provided in Section 9.1(a).
     “Intellectual Property” means all patents and patent rights, copyrights and copyright rights (including moral rights and rights in music, audio, visual and audiovisual works), trademarks and trademark rights (and related intellectual property such as service marks and trade dress and rights therein), trade secrets and trade secret rights, mask works and other designs

Schedule 1-7

and design rights, proprietary rights, confidentiality rights and any and all other intellectual property and intellectual property rights recognized by the law of the applicable jurisdiction.
     “Isis” has the meaning provided in the preamble of this Agreement.
     “Isis Director” has the meaning provided in Section 4.1.
     “Isis Initial IP Contribution” has the meaning provided in Section 6.1(b).
     “Joint Venture” has the meaning provided in the recitals of this Agreement.
     “Know-How” means any information, inventions, trade secrets or technology (excluding Patent Rights), whether or not proprietary or patentable and whether stored or transmitted in oral, documentary, electronic or other form. Know-How includes ideas, concepts, formulas, methods, procedures, designs, compositions, plans, documents, data, discoveries, developments, techniques, protocols, specifications, works of authorship, biological materials, and any information relating to research and development plans, experiments, results, compounds, therapeutic leads, candidates and products, clinical and preclinical data, clinical trial results, and Manufacturing information and plans.
     “License Agreement” means that certain License and Collaboration Agreement by and among the Company, Alnylam and Isis dated the Effective Date, as amended from time to time.
     “Licensed IP” means, with respect to a Licensor, such Licensor’s Licensed Know-How and Licensed Patent Rights.
     “Licensed Know-How” means, with respect to a Member, all Know-How Controlled by such Member on the Effective Date or during the term of the License Agreement (except as otherwise expressly provided therein) that relates to (a) miRNA Compounds or miRNA Therapeutics in general, (b) specific miRNA Compounds or miRNA Therapeutics, (c) chemistry or delivery of miRNA Compounds or miRNA Therapeutics, (d) mechanism(s) of action by which a miRNA Antagonist directly prevents the production of a specific miRNA or (e) methods of treating an Indication by modulating one or more miRNAs; provided, however that in each case, (i) for any such Know-How that include financial or other obligations to a Third Party, the provisions of Section 2.4 of the License Agreement will govern whether such Know-How will be included as Licensed Know-How and (ii) Licensed Know-How does not include manufacturing technology (including but not limited to analytical methods).
     “Licensed Patent Rights” means, with respect to a Member, (A) all Patent Rights Controlled by such Member on the Effective Date and listed on Schedule 2.2(A) to the License Agreement and (B) all Patent Rights Controlled by such Member during the term of the License Agreement (except as otherwise expressly provided therein) that claim (a) miRNA Compounds or miRNA Therapeutics in general, (b) specific miRNA Compounds or miRNA Therapeutics, (c) chemistry or delivery of miRNA Compounds or miRNA Therapeutics, (d) mechanism(s) of action by which a miRNA Antagonist directly prevents the production of the specific miRNA, or (e) methods of treating an Indication by modulating one or more miRNAs; provided, however, that in each case, (i) for any such Patent Rights that include financial or other obligations to a Third Party, the provisions of Section 2.4 of the License Agreement will govern whether such

Schedule 1-8

Patent Right will be included as a Licensed Patent Right and (ii) Licensed Patent Rights do not include manufacturing technology (including but not limited to analytical methods).
     “Losses” means all liabilities, obligations, losses, damages, penalties, actions, judgments, taxes, suits, proceedings, charges, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees, costs of investigation, fines, judgments, awards and amounts paid in settlement, actually incurred in connection with such an action, suit or proceeding).
     “Major Decisions” has the meaning provided in Section 4.3.
     “Managing Board” has the meaning provided in Section 4.1.
     “Manufacture” or “Manufacturing” means any activity involved in or relating to the manufacturing, quality control testing (including in-process, release and stability testing), releasing or packaging, for pre-clinical, clinical or commercial purposes, of a miRNA Compound or a miRNA Therapeutic.
     “Member” will mean, as of the Effective Date, each of Alnylam or Isis, and will include thereafter their respective successors and permitted assigns, and any other members admitted in accordance with Section 8.3.
     “Member Indemnitee” has the meaning provided in Section 11.3(a).
     “Membership Interest” means the ownership interest of a Member in the Company, including a Member’s right to share in Company items of income, gain, loss, deduction, credits and similar items, and the right to receive distributions from the Company, as well as a Member’s right to vote and otherwise participate in the operation or affairs of the Company, all as provided herein and under the Act and the Certificate.
     “miRNA” means a structurally defined functional RNA molecule usually between 21 and 25 nucleotides in length, which is derived from genetically-encoded non-coding RNA which is predicted to be processed into a hairpin RNA structure that is a substrate for the double-stranded RNA-specific ribonuclease Drosha and subsequently is predicted to serve as a substrate for the enzyme Dicer, a member of the RNase III enzyme family; including, without limitation, those miRNAs exemplified in miRBase (http://microrna.sanger.ac.uk/). To the extent that [**] for purposes of this Agreement; provided, however, that nothing contained herein shall require any Party hereto to [**].
     “miRNA Antagonist” means a single-stranded oligonucleotide (or single-stranded analogs thereof) that is designed to interfere with or inhibit a particular miRNA. For purposes of clarity, the definition of “miRNA Antagonist” is not intended to include oligonucleotides that function predominantly through the RNAi mechanism of action or the RNase H mechanism of action.
     “miRNA Compound” means a compound consisting of (a) a miRNA Antagonist, (b) to the extent listed in Schedule 1.58 of the License Agreement or otherwise agreed upon by the Company and the relevant Member(s) pursuant to Section 2.2(b) of the License Agreement, a

Schedule 1-9

miRNA Precursor Antagonist (an “Approved Precursor Antagonist”), or (c) to the extent agreed upon by Regulus and the relevant Licensor(s) pursuant to Section 2.2(b) of the License Agreement, a miRNA Mimic (an “Approved Mimic”).
     “miRNA Mimic” means a double-stranded or single-stranded oligonucleotide or analog thereof with a substantially similar base composition as a particular miRNA and which is designed to mimic the activity of such miRNA.
     “miRNA Precursor” means a transcript that originates from a genomic DNA and that contains, but not necessarily exclusively, a non-coding, structured RNA comprising one or more mature miRNA sequences, including, without limitation, (a) polycistronic transcripts comprising more than one miRNA sequence, (b) miRNA clusters comprising more than one miRNA sequence, (c) pri-miRNAs, and/or (d) pre-miRNAs.
     “miRNA Precursor Antagonist” means a single-stranded oligonucleotide (or single-stranded analogs thereof) that is designed to bind to a miRNA Precursor to prevent the production of one or more miRNAs. For purposes of clarity, the definition of “miRNA Precursor Antagonist” is not intended to include oligonucleotides that function predominantly through the RNAi mechanism of action or the RNase H mechanism of action.
     “miRNA Therapeutic” means a therapeutic product having one or more miRNA Compounds as an active ingredient(s).
     “NDA” means a New Drug Application or similar application or submission for approval to market and sell a new pharmaceutical product filed with or submitted to a Regulatory Authority.
     “Net Sales” means, with respect to a Royalty-Bearing Product, the gross invoice price of all units of such Royalty-Bearing Products sold by the relevant Commercializing Party, its Affiliates and/or their direct Sublicensees to any Third Party, less the following items: (a) trade discounts, credits or allowances, (b) credits or allowances additionally granted upon returns, rejections or recalls, (c) freight, shipping and insurance charges, (d) taxes, duties or other governmental tariffs (other than income taxes), (e) government-mandated rebates, and (f) a reasonable reserve for bad debts. “Net Sales” under the following circumstances will mean the fair market value of such Royalty-Bearing Product: (i) Royalty-Bearing Products which are used by such Commercializing Party, its Affiliates or direct Sublicensees for any commercial purpose without charge or provision of invoice, (ii) Royalty-Bearing Products which are sold or disposed of in whole or in part for non cash consideration, or (iii) Royalty-Bearing Products which are provided to a Third Party by such Commercializing Party, its Affiliates or direct Sublicensees without charge or provision of invoice and used by such Third Party except in the cases of Royalty-Bearing Products used to conduct clinical trials, reasonable amounts of Royalty-Bearing Products used as marketing samples and Royalty-Bearing Product provided without charge for compassionate or similar uses.
     Net Sales will not include any transfer between or among a Party and any of its Affiliates or direct Sublicensees for resale.

Schedule 1-10

     In the event a Royalty-Bearing Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, will be determined by multiplying the Net Sales (as determined without reference to this paragraph) of the Combination Product, by the fraction, A/A+B, where A is the average sale price of the Royalty-Bearing Product when sold separately in finished form and B is the average sale price of the other therapeutically active pharmaceutical compound(s) included in the Combination Product when sold separately in finished form, each during the applicable royalty period or, if sales of all compounds did not occur in such period, then in the most recent royalty reporting period in which sales of all occurred. In the event that such average sale price cannot be determined for both the Royalty-Bearing Product and all other therapeutically active pharmaceutical compounds included in the Combination Product, Net Sales for the purposes of determining royalty payments will be calculated as above, but the average sales price in the above equation will be replaced by a good faith estimate of the fair market value of the compound(s) for which no such price exists. As used above, the term “Combination Product” means any pharmaceutical product which consists of a Royalty-Bearing Product and other therapeutically active pharmaceutical compound(s).
     “Non-Defaulting Party” has the meaning provided in Section 6.1(h).
     “Observer Rights” has the meaning provided in Section 4.1(c).
     “Officer” has the meaning provided in Section 5.1(b).
     “Operating Budget” has the meaning provided in the definition of “Operating Plan.”
     “Operating Plan” means the comprehensive “Joint Venture Business Plan” developed in support of the creation of the Company. The Operating Plan will include a Development Plan, an Operating Budget and a Capital Contribution Schedule, all as described below:
          (a) The Development Plan (the “Development Plan”) will reflect the research and development activities to be carried out by the Company for the applicable period set forth in the Operating Plan.
          (b) The Operating Budget (the “Operating Budget”) will include monthly income statements, balance sheets and capital budgets and cash flow statements which will show in reasonable detail the receipts (including the anticipated distributions and disbursements to the Members) projected for the Company for such period and the amount of any corresponding cash deficiency or surplus, if any. The Operating Budget will be the basis for the creation and subsequent revisions of the Capital Contribution Schedule.
          (c) The Capital Contribution Schedule (the “Capital Contribution Schedule”) will forecast the cash surplus or deficit of the Company as determined by the Operating Budget, and forecast the cash requirements of the Company, all on a monthly basis for a one year period (except with respect to the initial Capital Contribution Schedule, as to which the period will be from the Effective Date through [**]).
     “Operating Plan Contributions” has the meaning provided in Section 6.1(c).

Schedule 1-11

     “Opt-In Election” means the election by at least one Member, pursuant to the License Agreement, to continue to pursue the Development and Commercialization of a Development Project that the Company has determined not to pursue.
     “Opt-In Party” means the single Member which, pursuant to an Opt-In Election, is granted the right, pursuant to the License Agreement to continue to pursue the Development and Commercialization of a Development Project that the Company has determined not to pursue.
     “Opt-In Product” means any miRNA Therapeutic that is Developed, Manufactured or Commercialized pursuant to a Development Project for which one and only one Member has exercised an Opt-In Election and which the relevant Opt-In Party subsequently licensed.
     “Option Value” means the value of the relevant stock options, as determined based on the method and assumptions then used by the relevant Member to value stock options for financial reporting purposes.
     “Partial Transfer” has the meaning provided in Section 8.2(c).
     “Parties” means Alnylam, Isis and the Company, or any combination thereof.
     “Party” means Alnylam, Isis or the Company.
     “Patent Rights” means (a) patent applications (including provisional applications and for certificates of invention); (b) any patents issuing from such patent applications (including certificates of invention); (c) all patents and patent applications based on, corresponding to, or claiming the priority date(s) of any of the foregoing; and (d) any substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, divisionals, continuations, continuations-in-part, re-examinations, renewals and foreign counterparts thereof.
     “Percentage Interest” means the respective Percentage Interests of the Members as indicated on Schedule 3.1 hereto.
     “Permitted Disclosures”. The following are Permitted Disclosures:
          (a) To the extent that a Recipient has been granted the right to sublicense under the terms of this Agreement, such Party will have the right to provide a Disclosing Party’s Confidential Information to the employees, consultants and advisors of such Recipient’s Affiliate and Third Party sublicensees and potential sublicensees who have a need to know the Confidential Information for purposes of exercising such sublicense and are bound by an obligation to maintain in confidence the Confidential Information of the Disclosing Party; provided, that such Persons are bound to maintain the confidentiality of such information to the same extent as if they were parties hereto.
          (b) Each Recipient will have the right to provide a Disclosing Party’s Confidential Information:

Schedule 1-12

               (i) to governmental or other regulatory agencies in order to seek or obtain patents, to seek or obtain approval to conduct clinical trials, or to gain Regulatory Approval, as contemplated by this Agreement; provided that such disclosure may be made only to the extent reasonably necessary to seek or obtain such patents or approvals; and
               (ii) as necessary, if embodied in products, to develop and commercialize such products as contemplated by this Agreement.
     “Permitted License” means a license granted by a Licensor to a Third Party to enable such Third Party to broadly manufacture or formulate oligonucleotides, where such Third Party is primarily engaged in [**] and is not engaged in [**]; provided, however, that any such license will not grant rights to research, manufacture or formulate miRNA Compounds or miRNA Therapeutics for which the other Licensor has obtained or later obtains a license pursuant to Section 5 of the License Agreement or pursuant to a Buy-Out.
     “Person” means a natural person, company, corporation, partnership, trust or other organization or legal entity of any type, whether or not formally organized.
     “Post Buy-Out Activities” has the meaning provided in Section 9.3(f).
     “Prevailing Party” has the meaning provided in Section 12.11.
     “Program/Project Compound” means, with respect to a Research Program or Development Project, any miRNA Compound directed to the miRNA(s) which is the focus of such Research Program or Development Project.
     “Program/Project List” means the list, which the Company is required to maintain pursuant to the License Agreement, specifying the Company’s Research Programs and Development Projects.
     “Project Bid” has the meaning provided in Section 9.3(e)(i).
     “Proposed Capital Contribution Schedule” has the meaning provided in Section 5.2(b).
     “Proposed Development Plan” has the meaning provided in Section 5.2(b).
     “Proposed Operating Budget” has the meaning provided in Section 5.2(b).
     “Proposed Business Plan” has the meaning provided in Section 5.2(b).
     “Qualified Third Party” has the meaning provided in Section 9.3(e)(v).
     “Receiving Member” has the meaning provided in Section 10.7.
     “Recipient” has the meaning provided in Section 12.4(a).
     “Registered Intellectual Property” has the meaning provided in Section 10.8(d).

Schedule 1-13

     “Regulatory Approval” means the act of a Regulatory Authority necessary for the marketing and sale (including, if required for marketing and sales, pricing) of such product in a country or regulatory jurisdiction, including, without limitation, the approval of an NDA by the FDA.
     “Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the marketing and/or pricing of a product in a country or regulatory jurisdiction including, without limitation, the FDA.
     “Representatives” has the meaning provided in Section 12.4(a).
     “Required Additional Capital Contribution” has the meaning provided in Section 6.1(e).
     “Research Program” means a program for which discovery or characterization activities focused on one or more specific miRNA(s) have commenced after preliminary validation of the biological function of such miRNA(s) have been identified (i.e., compound discovery, not target validation) and will include all activities with respect to the Development, Manufacturing and Commercialization of miRNA Compounds and miRNA Therapeutics directed to such miRNA(s).
     “Reserves” means the reserves established and maintained from time to time by the Managing Board to pay taxes, fees, insurance or other costs and expenses incident to the Company’s business.
     “Royalty-Bearing Product” means (a) an Opt-In Product or (b) a Buy-Out Product that, on a country-by-country basis, is, or the relevant Buy-Out Party reasonably believes will be, at the time of first commercial sale of such Buy-Out Product, Covered in such country by a Valid Claim of a Patent Right or covered by Know-How, which Patent Right or Know-How is licensed to the applicable Buy-Out hereunder.
     “Royalty Term” means, with respect to each Royalty-Bearing Product in a country, the period commencing upon first commercial sale of such Royalty-Bearing Product in such country and ending upon the later of (a) the expiration of the Exclusivity Period, or (b) 10 years following first commercial sale of such Royalty-Bearing Product.
     “SAB” has the meaning provided in Section 5.3.
     “SAB Consulting Agreement” has the meaning provided in Section 5.3(b).
     “Sale” has the meaning provided in Section 9.2.
     “Sale Agreement” has the meaning provided in Section 9.2.
     “SEC” means the United States Securities and Exchange Commission.
     “Selected Program” has the meaning provided in Section 9.3(d)(ii).

Schedule 1-14

     “Services Agreement” means that certain Services Agreement by and between the Company, Alnylam and Isis dated the Effective Date, as amended from time to time.
     “Stalemate” has the meaning provided in Section 5.2.
     “Sublicensee” means a Third Party to whom a Party or its Affiliates or Sublicensees, has granted a sublicense in accordance with the terms of the License Agreement or this Agreement.
     “Tax” and “Taxes” means any and all national, local and foreign taxes, assessment and other governmental charges, duties, impositions and liabilities including taxes based upon or measured by gross receipts, income, profits, sales, use or occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.
     “Tax Distribution” has the meaning provided in Section 7.2(a)(i).
     “Tax Distribution Date” has the meaning provided in Section 7.2(a)(iii).
     “Tax Matters Partner” has the meaning provided in Section 7.7.
     “Terminated Director” has the meaning provided in Section 4.7(b).
     “Third Party” means any Person other than the Members or any of their Affiliates.
     “Third Party Contracts” has the meaning provided in Section 9.3(a).
     “Third Party Rights” has the meaning ascribed to it in the License Agreement.
     “Transfer” has the meaning provided in Section 8.1(a).
     “Transfer Taxes” has the meaning provided in Section 6.1(i).
     “Transferring Member” has the meaning provided in Section 8.2(a).
     “Valid Claim” means a claim (a) of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (b) of any patent application that has not been cancelled, withdrawn or abandoned, or been pending for more than [**] years.

Schedule 1-15

SCHEDULE 2
REPRESENTATIONS AND WARRANTIES OF
EACH MEMBER TO THE OTHER MEMBER AND THE COMPANY
     1. Such Member is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all corporate powers and all material licenses, authorizations, consents and approvals required to enter into and perform this Agreement, each of the Ancillary Agreements to which it is a party, and the transactions contemplated hereby and thereby.
     2. The execution, delivery and performance by such Member of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation by such Member of the transactions contemplated hereby and thereby, are within such Member’s corporate powers and have been duly authorized by all necessary corporate action on the part of such Member. This Agreement and each of the Ancillary Agreements to which it is a party have been duly executed and delivered by, and constitute the legal, valid and binding agreement of such Member, enforceable against such Member in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and to equitable principles.
     3. The execution, delivery and performance by such Member of this Agreement and the Ancillary Agreements to which it is a party do not require any notice to, action or consent by, or in respect of, or filing with, any governmental authority.
     4. The execution, delivery and performance by such Member of this Agreement and each of the Ancillary Agreements to which it is a party do not (i) contravene or conflict with the organizational or constitutional documents of such Member; (ii) contravene or conflict with or constitute a violation of any provision of any law, rule or regulation binding upon or applicable to such Member; (iii) contravene or conflict with or constitute a violation of any judgment, injunction, order or decree binding upon or applicable to such Member; (iv) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Member; or (v) require the consent or permission of any Person.
     5. There is no action, suit, investigation or proceeding pending or, to the knowledge of such Member, threatened before any governmental authority to which such Member is a party that would materially and adversely affect such Member’s ability to perform its obligations under this Agreement and each of the Ancillary Agreements to which it is a party.
Schedule 2

SCHEDULE 3.1
SCHEDULE OF MEMBERS
Names and Addresses, Initial Percentage Interests and Capital Account Balances

Name and Address of Member	Percentage Interest	Capital Account Balance

Alnylam Pharmaceuticals, Inc. 300 Third Street, 3rd Floor Cambridge, MA 02142	[**]%	$[**]

Isis Pharmaceuticals, Inc. 1896 Rutherford Road Carlsbad, California 92008	[**]%	$[**]
Schedule 3.1

SCHEDULE 4.5
FORM OF CONSULTING AGREEMENT
     This Consulting Agreement (together with its attachments, this “Agreement”) made as of [DATE] (the “Effective Date”) is between Alnylam Pharmaceuticals, Inc. (“Alnylam”), Isis Pharmaceuticals Inc. (“Isis”), Regulus Therapeutics, LLC (“Regulus”) and [NAME] (“Consultant”). Alnylam, Isis, Regulus, and Consultant may each be referred to herein as a “Party” and collectively as the “Parties”.
     WHEREAS, Alnylam and Isis have combined to form Regulus, and are the sole stockholders of Regulus; and
     WHERAS, Consultant has agreed to serve on the Scientific Advisory Board of Regulus; and
     WHEREAS, Alnylam, Isis and Regulus each desire that Consultant advise them independently with respect to microRNA technology and the business and strategy of developing microRNA products, and Consultant desires to so advise Alnylam, Isis and Regulus; and
     NOW, THEREFORE, in furtherance of the foregoing and in exchange for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
1. Advisory Services. Alnylam, Isis and Regulus (collectively, the “Engaging Parties”) each independently hereby retains Consultant and Consultant agrees to provide consulting and advisory services to each Engaging Party (the “Advisory Services”) as it may from time to time reasonably request; provided, however, that Consultant shall provide only advisory and educational services for Alnylam and Isis, and that any work performed by Consultant that could reasonably be expected to lead to the creation of intellectual property pursuant hereto shall only be performed by Consultant on behalf of Regulus and not on behalf of Alnylam or Isis. Any changes to the Advisory Services (and any related compensation adjustments) must be agreed upon in writing between Consultant and the Engaging Parties prior to commencement of the changes.
1.1	Performance. Consultant agrees to render the Advisory Services to each Engaging Party, (a) at such reasonably convenient times and places as such Engaging Party may direct, (b) under the general supervision of such Engaging Party, and (c) on a best efforts basis; provided, however, that in the event of logistical conflict between the Engaging Parties, the Engaging Parties shall be responsible for coordinating among themselves without liability to Consultant. Consultant will comply with all rules, procedures and standards promulgated from time to time by an Engaging Party with regard to Consultant’s access to and use of such Engaging Party’s property, information, equipment and facilities. Consultant agrees to furnish each Engaging Party with written reports with respect to the Advisory Services if and when requested by such Engaging Party.
Schedule 4.5

1.2	Third Party Confidential Information. Consultant agrees not to use any trade secrets or other confidential information of any other person, firm, corporation, institution or other entity in connection with any of the Advisory Services.

1.3	No Conflicts. Consultant is under no contractual or other obligation or restriction which is inconsistent with Consultant’s execution of this Agreement or the performance of the Advisory Services. Consultant will not enter into any agreement, either written or oral, in conflict with Consultant’s obligations under this Agreement. Consultant will arrange to provide the Advisory Services in such manner and at such times that the Advisory Services will not conflict with Consultant’s responsibilities under any other agreement, arrangement or understanding or pursuant to any employment relationship Consultant has at any time with any third party.

1.4	Compliance with Policies. If Consultant is a faculty member at or employee of a university or hospital (“Institution”) or of another company, Consultant represents and warrants that (i) Consultant has a good faith belief that such Institution will not oppose this arrangements set forth in this Agreement and (ii) Consultant shall comply with such Institution’s policies and procedures. If Institution’s approval of this Agreement is required by Institution policies, Consultant will obtain and deliver to each Engaging Party, Institution’s consent on the form attached to this Agreement.

1.5	Absence of Debarment. Consultant represents that Consultant has not been debarred, and to the best of Consultant’s knowledge, is not under consideration to be debarred, by the U.S. Food and Drug Administration from working in or providing Advisory Services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992.
2. Compensation. In consideration for the Advisory Services rendered by Consultant to each Engaging Party, each Engaging Party agrees to compensate Consultant as set forth in the Business Terms Exhibit attached hereto. Unless otherwise specified in the Business Terms Exhibit, undisputed payments will be made by each Engaging Party within thirty (30) days from such Engaging Party’s receipt of Consultant’s invoice. Invoices will contain such detail as each Engaging Party may reasonably require and will be payable in U.S. Dollars. Each Engaging Party will reimburse Consultant for reasonable business expenses incurred by Consultant in the performance of the Advisory Services as specified in the Business Terms Exhibit.
3. Inventions.
3.1	Definition. Consultant will promptly disclose in confidence to each Engaging Party all inventions, discoveries, improvements, ideas, designs, processes, products, computer programs, works of authorship, databases, mask works, trade secrets, know-how, research and creations (whether or not patentable or subject to copyright or trade secret protection) that Consultant makes, conceives or reduces to practice, either alone or jointly with others, and that (a) result from the performance of the Advisory Services with any Engaging Party pursuant hereto,
Schedule 4.5-2

and/or (b) result from use of facilities, equipment, supplies, or Confidential Information (defined below) of any Engaging Party (“Inventions”).
3.2	Ownership. All Inventions arising solely under Advisory Services will be the property of Regulus. For purposes of the copyright laws of the United States, all Inventions will constitute “works made for hire”, except to the extent such Inventions cannot by law be “works made for hire”. To the extent Inventions have not been previously assigned to Regulus, Consultant hereby assigns and, to the extent any such assignment cannot be made at present, hereby agrees to assign to Regulus, without further compensation, all right, title and interest in and to all Inventions and any and all related patents, patent applications, copyrights, copyright applications, trademarks, trade names, trade secrets and other proprietary rights in the United States and throughout the world. For purposes of clarity, it is the intention of the Parties that any invention made by Consultant pursuant hereto shall be owned exclusively by Regulus.

3.3	Records. Consultant shall make and maintain adequate and current written records of all Inventions, which records shall be available to and remain the property of each Engaging Party at all times.

3.4	Agreement with Institution. This Agreement is made subject to the understanding that Consultant, if affiliated with an Institution, may be required to fulfill certain obligations, including teaching, directing laboratory operations, conducting research, and publishing work. It is further understood that Consultant may have signed an agreement concerning inventions with Institution, under which Consultant may be obligated to assign to Institution certain inventions which arise out of or otherwise relate to Consultant’s work at or for Institution or from Consultant’s use of certain of its facilities or intellectual property. In performing the Advisory Services, Consultant agrees not to utilize Institution facilities or intellectual property if the result of such use is that any Inventions will not be assignable solely to the Engaging Parties. Consultant agrees to confirm with Institution that use of Institution’s telephone, fax machines or computers for communication purposes, does not constitute use of Institution’s facilities under this Agreement.

3.5	Work at Third Party Facilities. Consultant agrees not to make any use of any funds, space, personnel, facilities, equipment or other resources of a third party in performing the Advisory Services nor take any other action that would result in a third party owning or having a right in any Inventions, unless agreed upon in writing in advance by each Engaging Party.
4. Confidential Information.
4.1	Definition. “Confidential Information” means all trade secrets and confidential or proprietary information owned, possessed or used by an Engaging Party, learned of by Consultant or developed by Consultant in connection with the Advisory Services, whether or not labeled “Confidential”, including but not
Schedule 4.5-3

limited to (a) Inventions, scientific data and sequence information, (b) marketing plans, business strategies, financial information, forecasts, personnel information and customer lists of an Engaging Party, (c) all information of third parties that an Engaging Party has an obligation to keep confidential, and (d) the terms and conditions of this Agreement (including the compensation paid to Consultant pursuant to Section 2). Confidential Information does not include information which (i) is in the public domain or which becomes part of the public domain through no wrongful act on Consultant’s part but only after it becomes so publicly known, (ii) is already in Consultant’s possession at the time of disclosure by an Engaging Party, other than by previous disclosure by an Engaging Party, as evidenced by written or electronic records, or (iii) that becomes known to Consultant through disclosure by a third party having the right to disclose the information, as evidenced by written or electronic records.

4.2	Obligations of Confidentiality. During the Term and for a period of five (5) years thereafter, Consultant will not directly or indirectly publish, disseminate or otherwise disclose, use for Consultant’s own benefit or for the benefit of a third party, deliver or make available to any third party, any Confidential Information, other than in furtherance of the purposes of this Agreement, and only then with the prior written consent of each Engaging Party. If required, Consultant may disclose the Confidential Information to a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to each Engaging Party. Consultant will exercise all reasonable precautions to physically protect the integrity and confidentiality of the Confidential Information and will not remove any Confidential Information or copies thereof from an Engaging Party’s premises except to the extent necessary to fulfill the Advisory Services, and then only with each Engaging Party’s prior consent. Each Engaging Party will be entitled to seek injunctive relief as a remedy for any breach of the terms of this Section 4.
5. Non-Competition. During the Term, Consultant shall not provide (whether for or without compensation) Advisory Services to any business or entity developing a product which is a microRNA therapeutic other than an Engaging Party. It shall not be considered a competitive activity within the meaning of this Section for Consultant to be a member of the faculty or staff of a university, college or other educational or non-profit research institution.
6. Publication. Consultant agrees to submit to each Engaging Party a copy of any proposed manuscript or other materials to be published or otherwise publicly disclosed which may contain Confidential Information in sufficient time to enable each Engaging Party to determine if patentable Inventions or any Confidential Information of an Engaging Party would be disclosed. Consultant will cooperate with each Engaging Party in this respect and will delete from the manuscript or other disclosure any Confidential Information if requested by an Engaging Party, and if Inventions arose solely through Advisory Services, then Consultant will assist the Engaging Parties in filing for patent protection for any patentable Inventions prior to publication or other disclosure.
Schedule 4.5-4

7. Term and Termination.
7.1	Term. This Agreement will commence on the Effective Date and continue until terminated by the Consultant, on the one hand, or the Engaging Parties acting collectively, on the other hand, on not less than thirty (30) days notice (the “Term”); provided, however, that Alnylam or Isis, respectively, may terminate this Agreement with respect to such company’s involvement in this Agreement in which case the Agreement shall remain in place for the remaining Parties.

7.2	Effect of Expiration/Termination. Upon expiration or termination, neither any Engaging Party nor Consultant will have any further obligations under this Agreement, except (a) the liabilities accrued through the date of termination, and (b) the obligations under, sections 3, 4, 5, 6, 7 and 8 will survive. Upon expiration or termination, and in any case upon an Engaging Party’s request, Consultant will return immediately to each Engaging Party all tangible Confidential Information, including all copies and reproductions thereof, except for one (1) copy which may be retained solely for archival purposes.
8. Miscellaneous.
8.1	Independent Contractor. All Advisory Services will be rendered by Consultant as an independent contractor and this Agreement does not create an employer-employee relationship between any Engaging Party and Consultant. Consultant will have no rights to receive any employee benefits, such as health and accident insurance, sick leave or vacation which are accorded to regular employees of any Engaging Party. Consultant will not in any way represent himself to be an employee, partner, joint venturer, or agent of any Engaging Party.

8.2	Taxes. Consultant will pay all required taxes on Consultant’s income from any Engaging Party under this Agreement. Consultant will provide each Engaging Party with Consultant’s taxpayer identification number or social security number, as applicable.

8.3	Use of Name. Consultant consents to the use by each Engaging Party of Consultant’s name and likeness in written materials and oral presentations to current or prospective customers, partners, investors or others, provided that such materials or presentations accurately describe the nature of Consultant’s relationship with or contribution to such Engaging Party.

8.4	Assignability and Binding Effect. The Advisory Services to be rendered by Consultant are personal in nature. Consultant may not assign or transfer this Agreement or any of Consultant’s rights or obligations hereunder except to a corporation of which Consultant is the sole stockholder. In no event will Consultant assign or delegate responsibility for actual performance of the Advisory Services to any other natural person. This Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, successors and permitted assigns.
Schedule 4.5-5

8.5	Headings. The section headings are included solely for convenience of reference and will not control or affect the meaning or interpretation of any of the provisions of this Agreement.

8.6	Notices. Any notices or other communications from one party to the other will be in writing and will be given by addressing the same to each other Party at the address or facsimile number set forth below:

If to Alnylam:	Alnylam Pharmaceuticals, Inc.
300 Third Street
Cambridge, MA 02142
Attn: Philip Chase, VP, Legal
pchase@alnylam.com
617-551-8200

If to Isis:	Isis Pharmaceuticals, Inc
1896 Rutherford Ave.
Carlsbad CA 92008-7208
760-931-9200
Notice will be deemed to have been duly given when (a) deposited in the United States mail with proper postage for first class Registered or Certified Mail prepaid, return receipt requested, (b) sent by any reputable commercial courier, delivery confirmation requested, (c) delivered personally, or (d) if promptly confirmed by mail or commercial courier as provided above, when dispatched by facsimile.

8.7	No Modification. This Agreement may be changed only by a writing signed by authorized representatives of each Party; provided, however that Alnylam or Isis may terminate its participation in this Agreement pursuant to Section 7.1 without a further agreement in writing between the Parties.

8.8	Severability. In the event that any one or more of the provisions contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and all other provisions will remain in full force and effect. If any provision of this Agreement is held to be excessively broad, it will be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

8.9	Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between the parties.

8.10	Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts
Schedule 4.5-6

applicable to contracts made and to be performed therein, without giving effect to the principles thereof relating to the conflict of laws.

8.11	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
Schedule 4.5-7

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the Effective Date.

Alnylam Pharmaceuticals, Inc.

By:

Name:

Title:
duly authorized

Isis Pharmaceuticals Inc.

By:

Name:

Title:
duly authorized

Consultant:

Name:

Title:
duly authorized

Address:

Telephone:

Facsimile:

SS or Tax ID No.:

(required for payment)
Schedule 4.5-8

INSTITUTION ACKNOWLEDGEMENT
AND CONSENT FORM
Alnylam Pharmaceuticals, Inc. (“Alnylam”), Isis Pharmaceuticals Inc. (“Isis”), Regulus Therapeutics, LLC (“Regulus”) are prepared to enter into the foregoing Agreement with the consultant named on the preceding signature page (“Consultant”). Alnylam, Isis, and Regulus recognize that as a member of the institution named below (“Institution”), Consultant is responsible for ensuring that any consulting agreement Consultant enters into with a for-profit entity is not in conflict with the patent, consulting or other policies of Institution. The proposed Agreement requires Consultant, if required by Institution policies, to disclose the proposed Agreement to Institution and/or to obtain Institution’s consent to enter into the proposed Agreement.
Institution hereby acknowledges and consents to Consultant entering into the foregoing Agreement.

INSTITUTION:

By

Print Name

Title
duly authorized
Date

Schedule 4.5-9

BUSINESS TERMS EXHIBIT
1. Compensation:
a.	Compensation for SAB membership. Regulus will pay Consultant quarterly cash compensation of $[ ] at the end of each calendar quarter as compensation for serving on the Scientific Advisory Board. Such quarterly retainer will be prorated with respect to the first calendar quarter of service hereunder.

b.	Expenses. Each Engaging Party will reimburse Consultant for all reasonable travel and other business expenses incurred by Consultant in rendering the Advisory Services for such Engaging Party, provided that such expenses are agreed upon in writing in advance, and are confirmed by appropriate written expense statements and other supporting documentation.

On the last day of each calendar month, Consultant will invoice each Engaging Party for expenses incurred during the preceding month. Invoices should reference this Agreement and should be submitted to the following address:
If to Alnylam:
Alnylam Pharmaceuticals, Inc.
Attn: Accounts Payable Dept.
300 Third Street, 3rd Floor
Cambridge, MA 02142
If to Isis:
Isis Pharmaceuticals, Inc
Attn: Accounts Payable
1896 Rutherford Ave.
Carlsbad CA 92008-7208
760-931-9200
c.	Initial Option Grant. As additional compensation for the Advisory Services, Consultant will receive options to purchase [ ] shares of Alnylam’s common stock (the “Alnylam Options”) and [ ] shares of Isis’ common stock (the “Isis Options”, and together with the Alnylam Options, the “Options”), each at a purchase price equal to the fair market value of the shares at the close of the market in the United States for such shares on the day of issuance. The vesting of the Options and other terms will be detailed in the standard form of Stock Option Agreement of Alnylam and Isis, respectively, which Consultant must execute as a condition of receiving the Options. To the extent not previously approved by the Board of Directors of Alnylam or Isis, as the case may be, the grant herein of Alnylam Options or Isis Options, as the case may be, remains subject to such approval.
Schedule 4.5-10

d.	Annual Option Grant. Consultant will receive an annual grant of [ ] options to purchase Alnylam stock and [ ] options to purchase Isis stock, subject in both cases to the terms of the respective stock plans and policies of Alnylam and Isis, as applicable, as compensation for Consultant’s continued advisory role.
Schedule 4.5-11

SCHEDULE 4.6
INITIAL MANAGING BOARD MEMBERS

Name	Title
TBD	President, Regulus Therapeutics LLC
David Baltimore, Ph.D.	Independent Director nominated by Alnylam
TBD	Independent Director nominated by Isis
John M. Maraganore, Ph.D.	Alnylam Director
Barry E. Greene	Alnylam Director
Stanley T. Crooke, M.D., Ph.D.	Isis Director
B. Lynne Parshall, J.D.	Isis Director
Schedule 4.6

SCHEDULE 5.3
INITIAL SAB MEMBERS AND CHAIRPERSON

Name	Title
David Baltimore, Ph.D.	Member and Chairperson
Scott Hammond, Ph.D.	Member
Markus Stoffel, M.D., Ph.D.	Member
Thomas Tuschl, Ph.D.	Member
Philip Zamore, Ph.D.	Member
Schedule 5.3

SCHEDULE 12.4
PRESS RELEASE

Contacts Alnylam Pharmaceuticals, Inc.	Isis Pharmaceuticals, Inc.
Cynthia Clayton (Investors) 617-551-8207	Kristina Lemonidis Associate Director, Investor Relations 760-603-2490

Kathryn Morris (Media) KMorrisPR 845-635-9828	Amy Blackley, Ph.D. Manager, Corporate Communications 760-603-2772
Isis and Alnylam Launch Regulus Therapeutics, a Joint Venture
to Discover, Develop, and Commercialize microRNA Therapeutics
- By Targeting Gene Pathways, microRNA Therapeutics Represent a New Approach for the Treatment of a
Broad Range of Human Disease -
- David Baltimore to Join Regulus Board of Directors and Chair Scientific Advisory Board Comprised
of Key Pioneers in microRNA Research -
- Companies to Host Conference Call Webcast to Discuss Regulus Therapeutics at 8:30 a.m. ET Friday -
CAMBRIDGE, Mass. and CARLSBAD, Calif., September 7, 2007 – Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY) and Isis Pharmaceuticals, Inc. (Nasdaq: ISIS) announced today the launch of Regulus Therapeutics LLC, a joint venture focused on the discovery, development, and commercialization of microRNA (miRNA) therapeutics. Because miRNAs regulate whole networks of genes that can be involved in discrete disease processes, miRNA therapeutics represent a new approach to target the pathways of human disease. Regulus will combine the strengths and assets of Isis’ and Alnylam’s technologies, know-how, and intellectual property (IP) with strong leadership from a focused management team and Scientific Advisory Board to be chaired by Nobel laureate David Baltimore and include key pioneers in the miRNA field.
Both Isis and Alnylam will grant Regulus exclusive licenses to their IP for miRNA therapeutic applications, as well as certain early fundamental patents in the miRNA field including the “Tuschl III” patent. Alnylam will make an initial investment of $10 million to balance venture ownership; thereafter Isis and Alnylam will share funding of Regulus. Regulus will be operated as an independent company with an independent Board of Directors and management team. Alnylam and Isis will retain rights to develop and commercialize on pre-negotiated terms miRNA therapeutic products that Regulus decides not to develop either itself or with a partner.
“The emerging biology of microRNAs points to a completely new understanding of cellular mechanisms for regulation of gene expression,” said David Baltimore, Ph.D., of California Institute of Technology. “I believe that microRNAs represent previously unexplored disease targets where pharmacological approaches could lead to the emergence of novel therapies for many human disorders. Accordingly, I’m very excited to join in the formation of Regulus and to help build the leading microRNA therapeutics company.”
“The opportunity to antagonize microRNAs could create a new frontier for pharmaceutical research where an entire disease pathway is targeted for intervention, not just a single disease target. Indeed, due to their mechanism of action, we believe microRNA therapeutics could have profound implications for the treatment of a broad range of diseases including cancer, viral infection, and metabolic disorders,” said John Maraganore, Ph.D., President and Chief Executive Officer of Alnylam. “Isis’ and Alnylam’s intellectual property and technologies open the door to these new opportunities and, when combined to form Regulus, create an unmatched effort to establish the leading microRNA therapeutics company.”
“We are excited to embark on this venture, which represents an opportunity to invest in a focused expansion of our ongoing microRNA research efforts through Regulus’ application of our antisense technology platform to create microRNA therapeutics. Indeed, it is timely to extend our know-how and clinical advances with antisense drugs to the field of microRNAs, an area that stands at the forefront of modern biology,” said Stanley Crooke, M.D., Ph.D., Chairman and Chief Executive Officer of Isis. “Regulus will be fully enabled with intellectual property, technology, and funding from Isis and Alnylam to create a bold and successful new venture.”
Regulus’ newly formed Scientific Advisory Board will be chaired by David Baltimore, Ph.D., who will also serve as the first Regulus independent Director, and, subject to relevant institutional approvals, initially will comprise the following members:
•	David Baltimore, Ph.D., Professor of Biology at California Institute of Technology and the recipient of the 1975 Nobel Prize in Physiology or Medicine;

•	David Bartel, Ph.D., Professor of Biology at MIT and a member of the Whitehead Institute for Biomedical Research;

•	Scott Hammond, Ph.D., Assistant Professor of Cell and Developmental Biology at the University of North Carolina School of Medicine;

•	Markus Stoffel, M.D., Ph.D., Professor for Metabolic Diseases at the Institute of Molecular Systems Biology, Swiss Federal Institute of Technology (ETH);

•	Thomas Tuschl, Ph.D., Associate Professor at the Rockefeller University; and

•	Phillip D. Zamore, Ph.D., Gretchen Stone Cook Professor of Biomedical Sciences at the University of Massachusetts Medical School.
Conference Call Information
Alnylam and Isis will host a conference call on September 7, 2007 at 8:30 a.m. ET to discuss the formation and launch of Regulus Therapeutics. The call may be accessed by dialing 800-901-5231 (domestic) or 617-786-2961 (international) five minutes prior to the start time, and providing the passcode 44818346. A replay of the call will be available from 10:30 a.m. ET September 7, 2007 until September 13, 2007. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 11989900. A live audio webcast of the call will be available on Isis’ website at www.isispharm.com and on the “Investors” section of the Alnylam’s website, www.alnylam.com, and on Regulus’ website at www.regulusrx.com. An archive of the webcast will be available on the both companies’ websites approximately two hours after the event.

About microRNA
microRNAs (miRNAs) are a recently discovered class of genetically encoded small RNAs, approximately 20 nucleotides in length, and are believed to regulate the expression of a large number of human genes. miRNA therapeutics represent a new approach for the treatment of a broad range of human disease When inappropriately encoded, miRNAs represent potential disease targets whose selective antagonism can result in the correction of an entire disease pathway in a manner unachievable by today’s medicines. In fact, the inappropriate absence or presence of specific miRNA molecules in various cells has been shown to be associated with specific human diseases including cancer, viral infection, and metabolic disorders.
About Regulus
Regulus Therapeutics LLC is a biopharmaceutical company formed to discover, develop and commercialize miRNA therapeutics. The company was created as a joint venture between Alnylam Pharmaceuticals, a leader in RNAi therapeutics, and Isis Pharmaceuticals, a leader in antisense technologies and therapeutics. Isis and Alnylam scientists and collaborators were the first to discover miRNA antagonist strategies that work in vivo in animal studies (Krutzfeldt et al. (2005) Nature 438, 685-689; Esau et al. (2006) Cell Metab., 3, 87-98). Isis and Alnylam have also created and consolidated key IP believed by the companies to be required for development and commercialization of miRNA therapeutics. The company, founded in 2007, maintains facilities in Carlsbad, California. For more information, visit www.regulusrx.com.
About Alnylam Pharmaceuticals
Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is applying its therapeutic expertise in RNAi to address significant medical needs, many of which cannot effectively be addressed with small molecules or antibodies, the current major classes of drugs. Alnylam is leading the translation of RNAi as a new class of innovative medicines with peer-reviewed research efforts published in the world’s top scientific journals including Nature, Nature Medicine, and Cell. The company is leveraging these capabilities to build a broad pipeline of RNAi therapeutics; its most advanced program is in Phase II human clinical trials for the treatment of respiratory syncytial virus (RSV) infection. In addition, the company is developing RNAi therapeutics for the treatment of influenza, hypercholesterolemia, and liver cancers, amongst other diseases. The company’s leadership position in fundamental patents, technology, and know-how relating to RNAi has enabled it to form major alliances with leading companies including Merck, Medtronic, Novartis, Biogen Idec, and Roche. The company, founded in 2002, maintains headquarters in Cambridge, Massachusetts. For more information, visit www.alnylam.com.
About Isis Pharmaceuticals
Isis is exploiting its expertise in RNA to discover and develop novel drugs for its product pipeline and for its partners. The Company has successfully commercialized the world’s first antisense drug and has 17 drugs in development. Isis’ drug development programs are focused on treating cardiovascular and metabolic diseases. Isis’ partners are developing drugs for cancer, and inflammatory and other diseases. Ibis Biosciences, Inc., Isis’ wholly owned subsidiary, is developing and commercializing the Ibis T5000™ Biosensor System, a revolutionary system to identify infectious organisms. As an innovator in RNA-based drug discovery and development, Isis is the owner or exclusive licensee of over 1,500 issued patents worldwide. Additional information about Isis is available at www.isispharm.com.

Alnylam Forward-Looking Statements
Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including statements concerning the potential of miRNA therapeutics and the importance of Alnylam’s IP, know-how, and other technology in the discovery, development and commercialization of miRNA therapeutics, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: Alnylam’s approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; Alnylam’s ability to attract and retain highly qualified employees; obtaining, maintaining and protecting intellectual property utilized by Alnylam’s products; Alnylam’s ability to enforce its patents against infringers and to defend its patent portfolio against challenges from third parties; Alnylam’s ability to obtain additional funding to support its business activities; Alnylam’s dependence on third parties for development, manufacture, marketing, sales and distribution of products; the successful development of Alnylam’s product candidates, all of which are in early stages of development; obtaining regulatory approval for products; competition from others using technology similar to Alnylam’s and others developing products for similar uses; Alnylam’s dependence on collaborators; and Alnylam’s short operating history; as well as those risks more fully discussed in the “Risk Factors” section of its most recent quarterly report on Form 10-Q on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam does not assume any obligation to update any forward-looking statements.
Isis Forward Looking Statements
This press release includes forward-looking statements regarding the future therapeutic and commercial potential of Isis’ technologies and intellectual property related to microRNA therapeutics being discovered and developed by Regulus. Any statement describing Isis’ goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement, including those statements that are described as Isis’ goals. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such products. Isis’ forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Isis’ forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Isis. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Isis’ programs are described in additional detail in Isis’ annual report on Form 10-K for the year ended December 31, 2006, and its quarterly report on Form 10-Q for the quarter ended June 30, 2007, which are on file with the SEC. Copies of this and other documents are available from the Company.
Isis Pharmaceuticals, Ibis Biosciences and Ibis T5000 are registered trademarks or trademarks of Isis Pharmaceuticals, Inc.

EXHIBIT A
INITIAL APPROVED OPERATING PLAN
Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
[**]
     A total of 17 pages have been omitted pursuant to a request for confidential treatment.
Exhibit A-1